Exhibit (a)(iii)

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM CANADA, AUSTRALIA, JAPAN, THE EUROPEAN ECONOMIC AREA OR THE UNITED KINGDOM OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

Public Tender Offer

by

Cardiac Monitoring Holding Company, LLC, Malvern, Pennsylvania, United States of America

a wholly-owned subsidiary of BioTelemetry, Inc., Malvern, Pennsylvania, United States of America

for all publicly held registered shares with a nominal value of CHF 1.30 each of

LifeWatch AG, Zug, Switzerland

Offer Consideration:	Cardiac Monitoring Holding Company, LLC (the “Offeror”) offers:

(a)

0.1457 shares of BioTelemetry, Inc. (“BioTelemetry”) common stock with a par value of U.S. Dollars (“USD”) 0.001 per share (“BioTelemetry Common Stock”) along with Swiss Francs (“CHF”) 10.00 in cash (the “Main Offer Consideration”), or, at the choice of each LifeWatch shareholder,

	(b)	0.2185 shares of BioTelemetry Common Stock along with CHF 8.00 in cash (the “Alternative Offer Consideration”, and together with the Main Offer Consideration, the “Offer Consideration”)

per publicly held registered share of LifeWatch AG (“LifeWatch” or the “Company”) with a nominal value of CHF 1.30 each (each, a “LifeWatch Share”).

The receipt of the Offer Consideration is subject to backup Israeli withholding tax on the total value of the Offer Consideration, at a rate up to 30% (plus surplus of up to 3% if applicable) or any other determination of the Israel Tax Authority (“ITA”), unless such LifeWatch shareholder (i) provides a specific certificate of exemption from withholding tax issued by the ITA applicable to the sale of LifeWatch Shares and/or (ii) is exempt from Israeli withholding tax pursuant to the terms and conditions set forth in a tax ruling (“Ruling”) (if obtained) issued by the ITA (see Section J.6.2 (“Israeli Tax Consequences”) below).

The Offer Consideration shall be fully adjusted by the gross amount of any dilutive effects in relation to the LifeWatch Shares or BioTelemetry Common Stock, as the case may be, which may arise until the settlement of the Offer (the “Settlement” and the date on which the Settlement shall occur, the “Settlement Date”), including but not limited to any dividend payments, par value reductions and other distributions of any kind, stock splits or reverse stock splits, demergers and spin-offs, capital increases and the sale of treasury shares at an issuance or sales price per share below the Offer Consideration (with regard to LifeWatch

Shares) or below the stock market price (with regard to BioTelemetry Common Stock) (excluding the issuance of shares or the sale of treasury shares in connection with the exercise of options or other employee equity instruments that have been issued prior to December 31, 2016 on the terms set out in such options or other employee equity instruments as well as the issuance of shares of BioTelemetry Common Stock as part of the Offer Consideration), the acquisition of treasury shares above the Offer Consideration (with regard to LifeWatch Shares) or above the stock market price (with regard to BioTelemetry Common Stock) or the issuance of options, warrants, convertible securities or other rights of any kind to acquire or convertible into LifeWatch Shares or BioTelemetry Common Stock respectively or repayments of capital in any form. Adjustments for dilutive effects will first be made by a reduction (in relation to LifeWatch Shares) or increase (in relation to BioTelemetry Common Stock), as the case may be, of the cash component of the Offer Consideration by the gross amount of the dilutive effects. An amount of a dilutive effect on LifeWatch Shares exceeding the cash component of the Offer Consideration will, if the Offer is upheld, lead to a reduction of the share component of the Offer Consideration.

Main Offer Period:	From May 10, 2017 to May 23, 2017, 4:00 p.m. Central European Summer Time (“CEST”) (subject to extensions).

Financial Advisor: Raymond James	Financial Advisor and Offer Manager: Credit Suisse

		Securities No.	ISIN	Ticker Symbol
LifeWatch Shares (not tendered) (ordinary trading line)		1 281 545	CH 001 281545 9	LIFE
LifeWatch Shares tendered for Main Offer Consideration				—
•	Subject to Israeli withholding tax (fourth line, not tradeable)	36 437 082	CH 036 437082 2	—
•	Not subject to Israeli withholding tax (fifth line, not tradeable)	36 437 083	CH 036 437083 0	—
LifeWatch Shares tendered for Alternative Offer Consideration				—
•	Subject to Israeli withholding tax (sixth line, not tradeable)	36 437 084	CH 036 437084 8	—
•	Not subject to Israeli withholding tax (seventh line, not tradeable)	36 437 081	CH 036 437081 4	—
Shares of BioTelemetry Common Stock		22 042 825	US 090 672 106 5	BEAT

Offer Prospectus dated April 24, 2017 (the “Offer Prospectus”)

OFFER RESTRICTIONS

General

The public tender offer described in this Offer Prospectus (the “Offer”) is not being and will not be made, directly or indirectly, in any country or jurisdiction in which it would be considered unlawful or otherwise violate any applicable laws or regulations, or which would require BioTelemetry or any of its subsidiaries, including the Offeror (each direct or indirect subsidiary of BioTelemetry or of LifeWatch hereinafter a “Subsidiary”), to change or amend the terms or conditions of the Offer in any material way, to make an additional filing with any governmental, regulatory or other authority or take additional action in relation to the Offer. It is not intended to extend the Offer to any such country or jurisdiction. Any such documents relating to the Offer must neither be distributed in any such country or jurisdiction nor be sent into such country or jurisdiction, and must not be used for the purpose of soliciting the purchase of securities of the Company by any person or entity resident or incorporated in any such country or jurisdiction.

Notwithstanding the foregoing, the Offeror reserves the right to permit the Offer to be accepted and any sale of securities pursuant to the Offer to be completed if, in its sole discretion, it is satisfied that the transaction in question can be undertaken in compliance with applicable laws and regulations. The availability of the Offer to persons not resident in Switzerland may be affected by the laws and regulations of the relevant jurisdiction. Persons who are not resident in Switzerland should inform themselves about and observe any applicable requirements.

United States

The Offer is made for the securities of a non-United States (“U.S.”) company. The Offer is subject to the disclosure and procedural requirements of Switzerland, which are different from those of the U.S.

It may be difficult for U.S. holders to enforce their rights and any claim arising out of U.S. federal securities laws, since the Company is located in a non-U.S. jurisdiction, and some or all of its officers and directors may be residents of a non-U.S. jurisdiction. U.S. holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

The receipt of cash and stock consideration in the Offer by a U.S. shareholder will generally be a taxable transaction for U.S. federal, state and local income tax purposes. Each U.S. shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

BioTelemetry and any of its Subsidiaries and any advisor, broker or financial institution acting as an agent or for the account or benefit of BioTelemetry or the Offeror may, subject to applicable Swiss securities laws, rules and regulations, make certain purchases of, or arrangements to purchase, LifeWatch Shares from shareholders of the Company who are willing to sell their LifeWatch Shares outside the Offer from time to time, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. The Offeror will disclose promptly any information regarding such purchases of LifeWatch Shares in Switzerland through the electronic media and/or the stock exchange and in the U.S. by means of a press release, if and to the extent required under applicable laws, rules and regulations in Switzerland.

Securities may not be offered or sold in the U.S. absent registration or an exemption from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Offer is subject to a Tier I exemption pursuant to Rule 14d-1(c) of the U.S. Securities Exchange Act of 1934, as amended, and the issuance of BioTelemetry Common Stock in connection therewith will be exempt from registration under the Securities Act, pursuant to Rule 802 thereof. If the Offer is completed, for purposes of U.S. securities law, LifeWatch Shares that are unrestricted will be exchanged for shares of BioTelemetry Common Stock that are unrestricted; however, LifeWatch Shares that are restricted will be exchanged for shares of BioTelemetry Common Stock that are restricted. Generally, if you acquired your LifeWatch Shares in open market transactions or in an underwritten public offering you will receive shares of BioTelemetry Common Stock that are unrestricted. If, however, you are an affiliate of LifeWatch, you should consult your legal advisor to determine whether your shares are subject to any such restriction. (An affiliate is defined as a person who directly or indirectly controls, is controlled by or is under common control with an issuer. The Securities and Exchange Commission (“SEC”) views a person’s status as an officer, director or 10% shareholder as a fact that must be considered when determining whether such person is an affiliate.) Restricted shares cannot be resold in the United States without registration or an exemption therefrom under the Securities Act.

Neither the SEC nor any securities commission of any State of the U.S. has (a) approved or disapproved of the Offer, (b) passed upon the merits or fairness of the Offer, or (c) passed upon the adequacy or accuracy of the disclosure in this Offer Prospectus. Any representation to the contrary is a criminal offence in the U.S.

United Kingdom

The materials relating to the Offer are to be directed only at persons in the United Kingdom (the “U.K.”) who (a) have professional experience in matters relating to investments, (b) fall within article 49 (2) (a) to (d) (“high net worth entities, unincorporated associations, etc.”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or (c) to whom they may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). In the U.K., this Offer Prospectus and any other documents or materials relating to the Offer are not to be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this Offer Prospectus or any documents or materials relating to the Offer relate is available only to relevant persons and will be engaged in only with relevant persons.

Australia, Canada, Japan

The Offer is not addressed to the shareholders of the Company whose place of residence, seat or habitual abode is in Australia, Canada or Japan, and such shareholders may not accept the Offer.

European Economic Area

The Offer described in this Prospectus is only being made within the European Economic Area (the “EEA”) pursuant to an exception under Directive 2003/71/EC (as amended and together with any applicable adopting or amending measures in any relevant member state, the “Prospectus Directive”), as implemented in each state of the EEA (each a “relevant member state”), from the requirement to publish a prospectus that has been approved by the competent authority in that relevant member state and published in accordance with the Prospectus Directive as implemented in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive. Accordingly, in the EEA, the Offer and documents or other materials in relation to the Offer and the BioTelemetry

Common Stock are only addressed to, and are only directed at, (i) qualified investors (“qualified investors”) in the member state within the meaning of article 2(1) (e) of the Prospectus Directive, as adopted in the relevant member state, and (ii) persons who hold, and will tender, the equivalent of at least Euro (“EUR”) 100,000 worth of LifeWatch Shares in exchange for the receipt of BioTelemetry Common Stock (collectively “permitted participants”). This Offer Prospectus and the documents and other materials in relation to the Offer may not be acted or relied upon by persons in the EEA who are not permitted participants, and each shareholder of the Company seeking to participate in the Offer that is resident in the EEA will be deemed to have represented and agreed that it is a qualified investor or that it is tendering the equivalent of EUR 100,000 worth of LifeWatch Shares in exchange for BioTelemetry Common Stock.

FORWARD-LOOKING STATEMENTS

This Offer Prospectus includes certain forward-looking statements. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include: BioTelemetry’s ability to successfully complete the Offer or realize the anticipated benefits of the transaction; the failure of any of the conditions to the Offer to be satisfied; the effectiveness of BioTelemetry’s cost savings initiatives; relationships with government and commercial payors; changes to insurance coverage and reimbursement levels for BioTelemetry’s products; the success of BioTelemetry’s sales and marketing initiatives; BioTelemetry’s ability to attract and retain talented executive management and sales personnel; BioTelemetry’s ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into BioTelemetry’s business; the commercialization of new products; market factors; internal research and development initiatives; partnered research and development initiatives; competitive product development; changes in governmental regulations and legislation; the continued consolidation of payors; acceptance of BioTelemetry’s new products and services; patent protection; adverse regulatory action; litigation success; and the risk factors described under “Risk Factors” below. BioTelemetry undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For further details and a discussion of these and other risks and uncertainties, please see BioTelemetry’s public filings with the SEC, including its latest periodic reports on Form 10-K and 10-Q.

RISK FACTORS

The exchange of LifeWatch Shares for BioTelemetry Common Stock as well as failure to tender LifeWatch Shares involve risks.

In particular, the BioTelemetry Common Stock can lose all or part of its value as a result of several factors, including but not limited to those set out below. Most of these factors could also negatively affect the value of the LifeWatch Shares, which as a result of such factors could also lose all or part of their value.

Risks Related to the Offer

Market fluctuations may reduce the market value of the consideration offered because the exchange ratio contemplated by the Offer is fixed.

The Offer Consideration consists in part of a specified number of shares of BioTelemetry Common Stock. The Swiss franc value of the shares of BioTelemetry Common Stock you receive will fluctuate, based on changes in the market price for BioTelemetry Common Stock as well as on changes in the USD/CHF exchange rate. Any fluctuation in the market price of BioTelemetry Common Stock between now and the Settlement will change the Swiss franc value of the BioTelemetry Common Stock that you will receive. Therefore, the value of the BioTelemetry Common Stock that you will receive could be higher or lower than the price on which the exchange ratio was based. In addition, BioTelemetry Common Stock may not trade on a comparable basis to its trading performance prior the Settlement.

The Offer may adversely affect the liquidity and value of non-tendered LifeWatch Shares.

In the event that not all of the LifeWatch Shares are tendered, the number of securityholders and the number of LifeWatch Shares held by individual holders will be greatly reduced. As a result, the Settlement would adversely affect the liquidity and may adversely affect the market value of the remaining LifeWatch Shares held by the public. BioTelemetry intends to delist the LifeWatch Shares from SIX Swiss Exchange Ltd (“SIX”) following the Settlement. As a result of the delisting, LifeWatch Shares not tendered pursuant to the Offer may become illiquid and may be of reduced value. See Section E.3 (“Intentions of the Offeror with respect to LifeWatch”).

Upon your receipt of shares of BioTelemetry Common Stock in the Offer, you will become a stockholder in a Delaware corporation, which may change certain shareholder rights and privileges you hold as a shareholder of a Swiss corporation.

BioTelemetry is governed by the laws of the United States, the State of Delaware and by its certificate of incorporation and bylaws. Delaware law extends to stockholders certain rights and privileges that may not exist under Swiss law and, conversely, does not extend certain rights and privileges that you may have as a shareholder of a company governed by Swiss law. The directors of a Delaware corporation may elect to adopt certain provisions that have the effect of discouraging a third party from acquiring control of the corporation. Such provisions could limit the price that some investors might be willing to pay in the future for shares of BioTelemetry Common Stock. These Delaware provisions may also have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change in control of BioTelemetry, including unsolicited takeover attempts, even though such a transaction may offer BioTelemetry stockholders the opportunity to sell their shares of BioTelemetry Common Stock at a price above the prevailing market price.

The market price of BioTelemetry Common Stock may decline due to poor results from its acquisition of LifeWatch.

The market price of the BioTelemetry Common Stock may decline if, inter alia:

•                  the integration of LifeWatch’s business is unsuccessful or takes longer than expected;

•                  BioTelemetry does not achieve the expected benefits of the acquisition of LifeWatch as rapidly or to the extent anticipated by financial analysts or investors; or

•                  the effect of BioTelemetry’s acquisition of LifeWatch on BioTelemetry’s financial results is not consistent with the expectations of financial analysts or investors.

In connection with the Offer, BioTelemetry estimates that it will issue approximately 2.70 million to 4.05 million shares of BioTelemetry Common Stock. The increase in the number of outstanding shares of BioTelemetry Common Stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, the BioTelemetry Common Stock.

If BioTelemetry issues a substantial amount of shares of BioTelemetry Common Stock following the Offer, holders of BioTelemetry Common Stock may incur dilution.

Following the Offer, BioTelemetry may issue a substantial amount of additional shares in a future capital-raising transaction, which issuance may reduce a LifeWatch shareholder’s percentage interest in BioTelemetry and result in dilution to BioTelemetry stockholders.

Uncertainties exist in integrating the business operations of BioTelemetry and LifeWatch.

BioTelemetry intends, to the extent reasonably practicable, to integrate its operations with those of LifeWatch. BioTelemetry’s goal in integrating these operations is to increase earnings and achieve cost savings by taking advantage of the anticipated synergies of consolidation and enhanced growth opportunities. There can be no assurance that BioTelemetry will not encounter difficulties integrating its operations with LifeWatch’s operations, resulting in a delay or the failure to achieve the anticipated synergies and, therefore, the expected increases in earnings and cost savings. As a result, BioTelemetry may fail to successfully complete the anticipated integration of BioTelemetry and LifeWatch, or to realize any of the anticipated benefits of the integration of the two companies. Actual cost savings and synergies may be lower than currently expected and may take a longer time to achieve than currently anticipated.

Full integration of BioTelemetry’s operations with LifeWatch’s operations may not be achieved if BioTelemetry cannot obtain 100% ownership of LifeWatch.

The Offer is conditioned upon 67% of the issued and outstanding LifeWatch Shares being tendered in the Offer. The Offeror must receive at least 90% of the LifeWatch Shares in order to effect a merger following the Offer to squeeze out the remaining LifeWatch shareholders and to obtain 100% ownership of LifeWatch. If the Offeror is unable to obtain 100% ownership of LifeWatch, BioTelemetry may not be able to recognize the full benefits from the integration of its operations with LifeWatch’s operations.

The transfer of shares of BioTelemetry Common Stock is subject to restrictions under the securities laws of the United States and other jurisdictions.

The transfer of shares of BioTelemetry Common Stock received in the Offer may be subject to restrictions under the securities laws of the United States and other jurisdictions. BioTelemetry Common Stock may not be offered or sold in any other jurisdiction in which the registration of BioTelemetry Common Stock is required but has not taken place, unless an exemption from the applicable registration requirement is available or the offer or sale of the BioTelemetry Common Stock occurs in connection with a transaction that is not subject to these provisions. Please see “Offer Restrictions” for a discussion of selling restrictions that are applicable to the BioTelemetry Common Stock.

Business Risks

There are a number of risks related to the business and operations of BioTelemetry. For information on risks related to BioTelemetry, see the annual report of BioTelemetry for the fiscal year ended December 31, 2016, which is available immediately and free of charge on http://investors.gobio.com/sec/.

THE RECEIPT OF THE OFFER CONSIDERATION IS SUBJECT TO BACKUP ISRAELI WITHHOLDING TAX ON THE TOTAL VALUE OF THE OFFER CONSIDERATION, AT A RATE UP TO 30% (PLUS SURPLUS OF UP TO 3% IF APPLICABLE) OR ANY OTHER DETERMINATION OF THE ITA, UNLESS SUCH LIFEWATCH SHAREHOLDER (I) PROVIDES A SPECIFIC CERTIFICATE OF EXEMPTION FROM WITHHOLDING TAX ISSUED BY THE ITA APPLICABLE TO THE SALE OF LIFEWATCH SHARES AND/OR (II) IS EXEMPT FROM ISRAELI WITHHOLDING TAX PURSUANT TO THE TERMS AND CONDITIONS SET FORTH IN THE RULING (IF OBTAINED) ISSUED BY THE ITA (SEE SECTION J.6.2 (“ISRAELI TAX CONSEQUENCES”) BELOW).

A.                                   BACKGROUND TO THE OFFER

LifeWatch is a corporation (Aktiengesellschaft) organized under the laws of Switzerland, having its registered office at Baarerstrasse 139, 6300 Zug, Switzerland and being registered in the commercial register of the Canton of Zug under company identification number CHE-109.281.219. The Company is a leading health care services and technology company, specialized in providing remote wireless diagnostic monitoring services as well as developing and manufacturing advanced digital health systems. The purpose of the Company is to hold interests in business enterprises active in the areas of research, development, manufacture, sale and distribution of devices in all fields of electronics, computers and engineering, particularly medical equipment, and the rendering of services in the above fields, including telemedicine. Its Subsidiaries offer a range of remote cardiac monitoring diagnostic services which allow heart activity to be monitored and cardiac arrhythmia to be detected in patients. This electrocardiography data is subsequently transmitted to LifeWatch, where it is integrated into customized electronic medical reports, which allow secure electronic exchange of data with the patients’ physicians. The LifeWatch Shares are listed on SIX in accordance with the International Reporting Standard.

The Offeror has its principal office at 1000 Cedar Hollow Road, Malvern, Pennsylvania 19355, United States of America and its domicile in Wilmington, Delaware, United States of America. It is a direct, wholly-owned Subsidiary of BioTelemetry. It was formed on April 4, 2017 solely for the purpose of effecting the Offer and has conducted no business activities other than those related to the structuring and negotiation of the Offer.

BioTelemetry is a corporation organized under the laws of the State of Delaware, United States of America, having its principal office in Malvern, Pennsylvania, United States of America and its domicile in Wilmington, Delaware, United States of America. BioTelemetry Common Stock is listed on NASDAQ under the symbol BEAT. Formerly known as Cardionet, Inc., BioTelemetry provides monitoring services and digital population health management in a healthcare setting, medical device manufacturing and centralized core laboratory services for clinical research. It is a leading wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care.

This Offer is a competing Offer to the initial public tender offer by AEVIS VICTORIA SA (“Aevis”) for all publicly held LifeWatch Shares, which was published on February 20, 2017 (the “Aevis Offer”).

On April 9, 2017, the Offeror and BioTelemetry entered into an agreement with the Company governing the terms and conditions of the Offer and the obligations of the Offeror and the Company in connection with the Offer (the “Transaction Agreement”), pursuant to which the Offeror agreed to submit, publish and conduct the Offer, and the Company’s board of directors unanimously agreed, inter alia, to recommend the Offer for acceptance by the holders of LifeWatch Shares. See Section E.4 (“Agreements between the Offeror and LifeWatch, its Directors, Officers and Shareholders”) below.

BioTelemetry believes that the acquisition of LifeWatch is the next logical step in its progression and will allow for an opportunity to enhance the solutions to the demands for cardiac monitoring. While both companies have a rich history of developing innovative remote cardiac monitoring solutions, BioTelemetry believes the combination will create one of the most comprehensive connected health platforms in the world, far more capable of delivering solutions necessary to meet today’s healthcare challenges. BioTelemetry believes that the combined technological advancements, in addition to expansion of research services resulting from the acquisition of LifeWatch, will accelerate BioTelemetry’s growth strategy.

B.                                   THE OFFER

1.                                     Pre-Announcement

On April 9, 2017, the Offeror published the pre-announcement (the “Pre-Announcement”) of the Offer in accordance with articles 5 et seq. of the Ordinance of the Swiss Takeover Board on Public Takeover Offers (Verordnung der Übernahmekommission über öffentliche Kaufangebote; the “TOO”). The Pre-Announcement was published in English, German and French on the website of BioTelemetry on April 9, 2017 and the website of the Swiss Takeover Board (the “TOB”) on April 10, 2017, and was otherwise distributed in accordance with the TOO.

2.                                     Object of the Offer

Except as set forth below and subject to the Offer restrictions set forth in “Offer Restrictions” above, the Offer extends to all publicly held LifeWatch Shares, including all LifeWatch Shares issued until the end of the Additional Acceptance Period (as defined in Section B.8 (“Additional Acceptance Period”)).

The Offer will not extend to (i) LifeWatch Shares held by BioTelemetry or any of its Subsidiaries or (ii) LifeWatch Shares held by the Company or any of its Subsidiaries.

Accordingly, the Offer relates to a maximum number of 18,519,439 LifeWatch Shares as follows:

Issued LifeWatch Shares*	18,477,869
LifeWatch Shares held by BioTelemetry or any of its Subsidiaries**	0
LifeWatch Shares held by LifeWatch or any of its Subsidiaries***	-13,125
Maximum number of new LifeWatch Shares to be issued by the end of the Additional Acceptance Period out of conditional share capital and/or LifeWatch’s own LifeWatch Shares***	54,695
Maximum number of LifeWatch Shares to which the Offer extends	18,519,439

* According to the Commercial Register

** As per April 7, 2017, the SIX trading day (“Trading Day”) preceding the Pre-Announcement

*** As per April 7, 2017, the Trading Day preceding the Pre-Announcement pursuant to information provided by LifeWatch

3.                                     Offer Consideration

The Offer Consideration for each LifeWatch Share consists of:

•                  0.1457 shares of BioTelemetry Common Stock along with CHF 10.00 in cash (i.e. the Main Offer Consideration), or, at the choice of each LifeWatch shareholder,

•                  0.2185 shares of BioTelemetry Common Stock along with CHF 8.00 in cash (i.e. the Alternative Offer Consideration).

LifeWatch shareholders may individually elect to receive either the Main Offer Consideration or the Alternative Offer Consideration, but not both. The payment and delivery of the Offer Consideration is expected to be subject to Israeli withholding tax (see Section J.6.2 (“Israeli Tax Consequences”) below).

The Offer Consideration shall be fully adjusted by the gross amount of any dilutive effects in relation to the LifeWatch Shares or BioTelemetry Common Stock, as the case may be, which may arise until the Settlement, including but not limited to any dividend payments, par value reductions and other distributions of any kind, stock splits or reverse stock splits, demergers and spin-offs, capital increases and the sale of treasury shares at an issuance or sales price per share below the Offer Consideration (with regard to LifeWatch Shares) or below the stock market price (with regard to BioTelemetry Common Stock) (excluding the issuance of shares or the sale of treasury shares in connection with the exercise of options or other employee equity instruments that have been issued prior to December 31, 2016 on the terms set out in such options or other employee equity instruments as well as the issuance of shares of BioTelemetry Common Stock as part of the Offer Consideration), the acquisition of treasury shares above the Offer Consideration (with regard to LifeWatch Shares) or above the stock market price (with regard to BioTelemetry Common Stock) or the issuance of options, warrants, convertible securities or other rights of any kind to acquire or convertible into LifeWatch Shares or BioTelemetry Common Stock respectively or repayments of capital in any form. Adjustments for dilutive effects will first be made by a reduction (in relation to LifeWatch Shares) or increase (in relation to BioTelemetry Common Stock), as the case may be, of the cash component of the Offer Consideration by the gross amount of the dilutive effects. An amount of a dilutive effect on LifeWatch Shares exceeding the cash component of the Offer Consideration will, if the Offer is upheld, lead to a reduction of the share component of the Offer Consideration.

No fractional entitlements to BioTelemetry Common Stock will be issued. The number of shares of BioTelemetry Common Stock to be delivered will be rounded to the next lowest whole number and a fractional share that a holder of LifeWatch Shares who accepts the Offer would otherwise be entitled to receive as a result of the Offer will be settled in cash by multiplying the price of the BioTelemetry Common Stock on NASDAQ (calculated on the basis of the volume-weighted average price of the last five Trading Days of the Additional Acceptance Period (as defined in Section B.8 (“Additional Acceptance Period”)) by the fraction of BioTelemetry Common Stock to which the shareholder is entitled. The Offeror shall make such payments to the holders of fractional share interests on the Settlement Date. Any such payments will be subject to Israeli withholding tax; for further information on Israeli withholding tax see Section J.6.2 (“Israeli Tax Consequences”) below.

Based on the closing price of the BioTelemetry Common Stock of USD 27.30 on NASDAQ on April 7, 2017 (the Trading Day preceding the date of the Pre-Announcement) and the 11:00 a.m. CEST exchange rate as published by the Swiss National Bank on such date of USD 1.00 = CHF 1.0058, the Main Offer Consideration values each LifeWatch Share at CHF 14.00, and implies a premium of 40.70% to the closing price on January 23, 2017 (one (1) Trading Day prior to the publication of the pre-announcement of Aevis (the “Aevis Pre-Announcement”)), a premium of 14.29% to the closing price one (1) Trading Day preceding the date of the Pre-Announcement and of 40.70% to the last sixty (60) Trading Days volume-weighted average price of CHF 9.95 of the LifeWatch Shares on SIX prior to publication of the Aevis Pre-Announcement.

Based on the closing price of the BioTelemetry Common Stock of USD 27.30 on NASDAQ on April 7, 2017 (the Trading Day preceding the date of the Pre-Announcement) and the 11:00 a.m. CEST exchange rate as published by the Swiss National Bank on such date of USD 1.00 = CHF 1.0058, the Alternative Offer Consideration values each LifeWatch Share at CHF 14.00, and implies a premium of 40.70% to the closing price on January 23, 2017 (one (1) Trading Day prior to the publication of the Aevis Pre-Announcement), a premium of 14.29% to the closing price one (1) Trading Day preceding the date of the Pre-Announcement and of 40.70% to the last sixty (60) Trading Days volume-weighted average price of CHF 9.95 of the LifeWatch Shares on SIX prior to publication of the Aevis Pre-Announcement.

The receipt of the Offer Consideration (Main Offer Consideration or Alternative Offer Consideration) is subject to backup Israeli withholding tax on the total value of the Offer Consideration, at a rate up to 30% (plus surplus of up to 3% if applicable) or any other determination of the ITA, unless such LifeWatch shareholder (i) provides a specific certificate of exemption from withholding tax issued by the ITA applicable to the sale of LifeWatch Shares and/or (ii) is exempt from Israeli withholding tax pursuant to the terms and conditions set forth in the Ruling (if obtained) issued by the ITA (see Section J.6.2 (“Israeli Tax Consequences”) below).

4.                                     Description of Shares of BioTelemetry

BioTelemetry is authorized to issue up to 200,000,000 shares of common stock with a par value of USD 0.001 per share and 10,000,000 shares of preferred stock with a par value of USD 0.001 per share. As of March 31, 2017, 28,261,503 shares of BioTelemetry Common Stock were issued and outstanding. No shares of its preferred stock were issued and outstanding. For a description of the rights associated with the BioTelemetry Common Stock, see Section M.5 (“Rights Connected with BioTelemetry Stock”). An overview of the main U.S. federal income taxation considerations of the BioTelemetry Common Stock is set out in the Annex (“Certain Material U.S. Federal Income Tax Considerations”).

The table below shows the performance of the BioTelemetry Common Stock for the last three fiscal years (in USD):

	2014	2015	2016	2017*

High	11.71	16.68	23.35	29.10

Low	6.54	7.99	9.44	21.45

* From January 1, 2017 until April 7, 2017, the Trading Day preceding the Pre-Announcement.

5.                                     Compliance with the Minimum Price Rule

In its decision of February 17, 2017, the TOB has confirmed that the volume-weighted average price of the LifeWatch Shares for the 60 Trading Days preceding the Aevis Pre-Announcement was CHF 9.95. In addition, it determined that the LifeWatch Shares are liquid in the sense of Swiss public takeover law.

According to NASDAQ data on the daily trading volume of BioTelemetry Common Stock, the monthly median of the daily trading volume of on-exchange transactions was equal to or greater than 0.04% of the issued BioTelemetry Common Stock for all 12 months preceding the Aevis Pre-Announcement. Accordingly, the shares of BioTelemetry Common Stock are liquid in the sense of Swiss public takeover law.

Since the Offer Consideration also contains a share component, the value of the BioTelemetry Common Stock is also to be determined pursuant to article 42 para. 2-4 of the FINMA-Financial Market Infrastructure Ordinance (FMIO-FMIA). The volume-weighted average price per share of BioTelemetry Common Stock for the 60 Trading Days preceding the Aevis Pre-Announcement amounted to CHF 20.22.(1) The aggregate of the cash and share components of the Offer Consideration is higher than the volume-weighted average price of the LifeWatch Shares for the 60 Trading Days preceding the Aevis Pre-Announcement of CHF 9.95 and consequently satisfies the minimum price requirement.

6.                                     Cooling-Off Period

If not extended by the TOB, a cooling-off period of ten (10) Trading Days (the “Cooling-Off Period”) will run from April 25, 2017 to May 9, 2017. The Offer may only be accepted after expiration of the Cooling-Off Period.

7.                                     Main Offer Period

If the Cooling-Off Period is not extended by the TOB, the main offer period of ten (10) Trading Days will run from May 10, 2017 to May 23, 2017, 4:00 p.m. CEST (the “Main Offer Period”).

Holders of LifeWatch Shares may tender their LifeWatch Shares at any time prior to the end of the (possibly extended) Main Offer Period.

Holders of LifeWatch Shares who have or will have tendered their LifeWatch Shares into the Aevis Offer are entitled to withdraw their LifeWatch Shares from the Aevis Offer and tender them into this Offer until the expiration of the Main Offer Period. For information on how to withdraw from the Aevis Offer, please contact your broker or custodian bank.

The Offeror reserves the right to extend the Main Offer Period once or several times with the prior approval of the TOB. In the event of an extension, the commencement of the Additional Acceptance Period (as defined in Section B.8 (“Additional Acceptance Period”)) and the Settlement Date will be deferred accordingly.

(1)   USD/CHF exchange rate for the conversion of the volume-weighted average price per share of BioTelemetry Common Stock: 11:00 a.m. CEST exchange rate as published by the Swiss National Bank on the respective Trading Days.

8.                                     Additional Acceptance Period

After the expiration of the (possibly extended) Main Offer Period and if the Offer is declared successful (zustandegekommen), there will be an additional acceptance period of ten (10) Trading Days for the subsequent acceptance of the Offer (the “Additional Acceptance Period”). If the Cooling-Off Period is not extended by the TOB and if the Main Offer Period is not extended, the Additional Acceptance Period is expected to begin on May 31, 2017 and to end at 4:00 p.m. CEST, June 14, 2017.

9.                                     Offer Conditions, Wavier of Offer Conditions and Period for which the Offer Conditions are in Force and Effect

9.1                              Offer Conditions

The Offer is subject to the following conditions:

a.                                     Minimum Acceptance Rate: The Offeror shall have received valid and irrevocable acceptances for such number of LifeWatch Shares representing, when combined with any LifeWatch Shares that the Offeror and the parties acting in concert with the Offeror will own at the end of the (possibly extended) Main Offer Period (but not including LifeWatch Shares held by the Company or any of its Subsidiaries), at least 67% of all LifeWatch Shares that are issued and outstanding at the end of the (possibly extended) Main Offer Period.

b.                                     Merger Control and Other Approvals: All waiting periods with respect to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules promulgated thereunder shall have expired or been terminated and the approval, clearance, decision or expiration or termination of the applicable waiting periods shall not be subject to any condition or undertaking on BioTelemetry, the Company or any of their respective Subsidiaries that, individually or together with any other condition or undertaking or other circumstances or events, in the opinion of an independent audit firm or investment bank of international repute to be appointed by the Offeror (the “Independent Expert”), would be reasonably expected to have any of the following effects (each a “Material Adverse Effect”) on BioTelemetry and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole:

i.                                         a reduction in the annual consolidated sales in the (equivalent) amount of USD 5,691,600 (corresponding to 5% of the consolidated sales of the Company for the financial year ending December 31, 2016 as per its 2016 annual report) or more; or

ii.                                      a reduction in the annual consolidated earnings before interest and taxes (“EBIT”) in the (equivalent) amount of USD 767,200 (corresponding to 10% of the Company’s consolidated EBIT for the financial year ending December 31, 2016 as per its 2016 annual report) or more; or

iii.                                   a reduction in the consolidated equity in the (equivalent) amount of USD 5,693,000 (corresponding to 10% of the equity of the Company as of December 31, 2016) or more.

c.                                      Registration in the Share Register of the Company: The board of directors of the Company shall have resolved to register the Offeror and/or any other company controlled and designated by BioTelemetry as a shareholder with voting rights in the share register of the Company with respect to all LifeWatch Shares that BioTelemetry and/or any of its Subsidiaries may acquire as a result of the Offer or otherwise (with respect to LifeWatch Shares to be acquired in the Offer, subject to all other conditions of the Offer having been satisfied or waived) and the Offeror and/or any other company controlled and designated by BioTelemetry shall have been registered in the share register of the Company as shareholder(s) with voting rights with respect to all LifeWatch Shares acquired.

d.                                     Resignation of Members of the Board of Directors of the Company and Election of Candidates Proposed by the Offeror: (i) All members of the Company’s board of directors shall have resigned from their functions on the boards of directors of the Company and its Subsidiaries with effect as from the Settlement and (ii) a general meeting of shareholders of the Company shall have been held and shall have elected the persons nominated by the Offeror to the Company’s board of directors with effect as from the Settlement.

e.                                      Approvals Related to the Shares of BioTelemetry Common Stock: (i) BioTelemetry has received the approval of its stockholders, if required, to issue shares of BioTelemetry Common Stock, and (ii) the shares of BioTelemetry Common Stock issuable upon consummation of the Offer have been approved by NASDAQ for listing on NASDAQ.

f.                                       No Company Material Adverse Effect: From the date of the Pre-Announcement until the expiration of the (possibly extended) Main Offer Period, no changes in circumstances, events, facts or occurrences shall have been disclosed by the Company or otherwise come to the Offeror’s attention, which, individually or together with any other changes in circumstances, events, facts or occurrences that are relevant under this condition (f) in the opinion of the Independent Expert, would be reasonably expected to have any of the Material Adverse Effects listed under condition b(i) to (iii) on the Company and its Subsidiaries, taken as a whole.

g.                                      No Adverse Resolutions by the General Meeting of Shareholders of the Company: No shareholders’ meeting of the Company shall have:

i.                                         resolved or approved any dividend, other distribution or capital reduction or any acquisition, spin-off (Abspaltung), transfer of assets and liabilities (Vermögensübertragung) or other disposal of assets, with an aggregate value or for an aggregate consideration of more than USD 9,195,700 (corresponding to 10% of the consolidated total assets of the Company and its Subsidiaries as of December 31, 2016, as per its 2016 annual report);

ii.                                      resolved or approved any merger, demerger (Aufspaltung) or ordinary, authorized or conditional increase of the share capital of the Company (except for the creation of conditional share capital in the maximum amount of CHF 1,196,000 as proposed under agenda item 8 for the annual general meeting to be held on or about April 26, 2017); or

iii.                                   adopted any amendment of the articles of association of the Company to introduce any transfer restrictions (Vinkulierung) or voting limitations (Stimmrechtsbeschränkungen).

h.                                     No Acquisition or Sale of Material Assets or Incurrence or Repayment of Material Indebtedness: With the exception of the obligations which have been made public prior to the date of the Pre-Announcement, since December 31, 2016, the Company and its Subsidiaries shall not have resolved or undertaken to acquire or sell (or have acquired or sold) any assets or have resolved or undertaken to incur or repay (or have incurred or repaid) any indebtedness in an aggregate amount or value of more than USD 9,195,700 (corresponding to 10% of the consolidated total assets of the Company and its Subsidiaries as of December 31, 2016, as per its 2016 annual report).

i.                                         No Injunction or Prohibition: No competent court or governmental authority shall have issued a judgement, decision, order or any other authoritative measure temporarily or permanently preventing, prohibiting or declaring illegal the Offer or its Settlement.

j.                                        Tax Ruling from the ITA: The Offeror shall have received from the ITA a tax ruling which confirms, among others, that the payment of the Offer Consideration shall be exempted from Israeli backup withholding tax with respect to shareholders which inter alia hold less than 5% of the shares in LifeWatch and submit a declaration confirming that they are not a resident of Israel and have purchased the respective LifeWatch Shares on or after January 1, 2009 or such other date as specified in the tax ruling.

9.2                              Waiver of Offer Conditions

The Offeror reserves the right to waive, in whole or in part, one or more of the Offer conditions.

9.3                              Period for which the Offer Conditions are in Force and Effect

a.                                     Conditions (a), (f) and (j) shall be in force and effect until the expiration of the (possibly extended) Main Offer Period. If any of the conditions (a), (f) or (j) have not been satisfied or waived by the end of the (possibly extended) Main Offer Period, the Offer will be declared unsuccessful.

b.                                     Conditions (b), (d)(i), (e), (g), (h) and (i) shall be in force and effect until the Settlement.

c.                                      Conditions (c) and (d)(ii) shall be in force and effect until the Settlement or, if earlier, until the date when the applicable corporate body of the Company has taken the required resolution mentioned therein.

d.                                     If any of the conditions (d)(i), (e), (g), (h) and (i) or, if and to the extent still applicable (see preceding paragraphs), any of the conditions (c) or (d)(ii), have not been satisfied or waived by the anticipated Settlement, the Offeror shall be entitled to declare the Offer unsuccessful or to postpone the Settlement for a period of up to four (4) months after the expiration of the Additional Acceptance Period. If condition (b) has not been satisfied or waived by the anticipated

Settlement, the Offeror shall be obliged to postpone the Settlement for a period of up to four (4) months after the expiration of the Additional Acceptance Period (any such postponement, the “Postponement”). During the Postponement, the Offer shall continue to be subject to the conditions (b), (d)(i), (e), (g), (h) and (i) and, if and to the extent still applicable (see preceding paragraphs), conditions (c) and (d)(ii), as long as, and to the extent, such conditions have not been satisfied or waived. Unless the Offeror applies for, and the TOB approves, an additional postponement of the Settlement, the Offeror will declare the Offer unsuccessful if such conditions have not been satisfied or waived during the Postponement.

C.                                   INFORMATION REGARDING THE OFFEROR

1.                                     Name, Registered Office, Share Capital and Principal Business Activities of the Offeror and BioTelemetry

The Offeror is a direct, wholly-owned Subsidiary of BioTelemetry. It is a limited liability company organized under the laws of the State of Delaware, United States of America and has its principal office at 1000 Cedar Hollow Road, Malvern, Pennsylvania 19355, United States of America and its domicile in Wilmington, Delaware, United States of America. It was formed on April 4, 2017 solely for the purpose of effecting the Offer and has conducted no business activities other than those related to the structuring and negotiation of the Offer. Its share capital consists of 1,000 membership units, all of which are owned by BioTelemetry.

BioTelemetry is a corporation organized under the laws of the State of Delaware, United States of America with its principal office in Malvern, Pennsylvania, United States of America and its domicile in Wilmington, Delaware, United States of America. Its corporate purpose is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”). Its shares are listed on NASDAQ under the symbol BEAT. BioTelemetry provides monitoring services and digital population health management in a healthcare setting, medical device manufacturing, and centralized core laboratory services for clinical research. Since it became focused on cardiac monitoring in 1999, it has developed a proprietary integrated patient management platform that incorporates a wireless data transmission network, Food and Drug Administration cleared algorithms and medical devices and 24-hour monitoring service centers.

BioTelemetry operates under three reportable segments: (1) Healthcare, (2) Research and (3) Technology. The Healthcare segment, which generated 79% of BioTelemetry’s revenue in 2016, is focused on the diagnosis and monitoring of cardiac arrhythmias or heart rhythm disorders. BioTelemetry provides cardiologists and electrophysiologists a full spectrum of solutions which gives them a single source of cardiac monitoring services. These services range from the differentiated mobile cardiac telemetry service, which BioTelemetry markets as Mobile Cardiac Outpatient Telemetry TM or External Cardiac Ambulatory Telemetry, to wireless and trans telephonic event, traditional Holter, extended-wear Holter, Pacemaker and International Normalized Ratio monitoring. The Research segment, which generated 16% of BioTelemetry’s revenue in 2016, is engaged in central core laboratory services providing cardiac monitoring, imaging services, scientific consulting and data management services for drug and medical device trials. The Technology segment, which generated 5% of BioTelemetry’s revenue in 2016, focuses on the development, manufacturing, testing and marketing of medical devices to medical companies, clinics and hospitals.

For a description of the share capital of BioTelemetry see Section B.4 (“Description of Shares of BioTelemetry”) and Section M.5 (“Rights connected with BioTelemetry Stock”).

2.                                     Significant Stockholders of the Offeror and BioTelemetry

The Offeror is a wholly-owned Subsidiary of BioTelemetry. As of March 31, 2017, the following entities have been reported as stockholders holding 5% or more of the voting rights of BioTelemetry pursuant to reporting provisions of applicable U.S. securities laws:

•                                         BlackRock, Inc., New York, New York, U.S.: 11.7%

•                                         The Vanguard Group, Malvern, Pennsylvania, U.S.: 5.3%

•                                         Dimensional Funds Advisors LP, Austin, Texas, U.S.: 5.1%

3.                                     Persons Acting in Concert with the Offeror

In connection with the Offer, all companies and persons (directly or indirectly) controlled by BioTelemetry as well as, from April 9, 2017 (the date at which the Offeror, BioTelemetry and LifeWatch entered into the Transaction Agreement described in Section E.4 (“Agreements between the Offeror and LifeWatch, its Directors, Officers and Shareholders”)), LifeWatch and all companies and persons (directly or indirectly) controlled by LifeWatch are deemed to be acting in concert with the Offeror.

4.                                     Financial Reports of the Offeror and BioTelemetry

As a private company newly established on April 4, 2017 and a wholly-owned Subsidiary of BioTelemetry, the Offeror has no financial history and has not published an annual report. The annual reports of BioTelemetry for the fiscal years ended December 31, 2016, 2015 and 2014 (each an “Annual Report”), as well as the interim reports for the fiscal quarters ended September 30, 2016 and June 30, 2016 are available immediately and free of charge on the website of BioTelemetry at http://investors.gobio.com/sec.

Since December 31, 2016, there have been no significant changes in the assets, liabilities, financial position, earnings and prospects of BioTelemetry, except as described in the 2016 Annual Report and except for the transactions contemplated under the Offer and described in this Offer Prospectus.

5.                                     Participations in the Company

As of April 7, 2017, (the last Trading Day prior to the Pre-Announcement), the Offeror and the persons acting in concert with it (excluding LifeWatch and its direct and indirect Subsidiaries) held no LifeWatch Shares and no financial instruments with respect to LifeWatch Shares. As of the same date, LifeWatch and its direct and indirect Subsidiaries held, according to LifeWatch, 13,125 LifeWatch Shares in treasury (corresponding to approximately 0.07% of LifeWatch’s share capital (and voting rights) registered in the commercial register as of such date) and no financial instruments with respect to LifeWatch Shares.

6.                                     Purchases and Sales of Equity Securities in the Company

During the 12-month period preceding the date of the Pre-Announcement, the Offeror and the persons acting in concert with it (excluding LifeWatch and its direct and indirect Subsidiaries) did not purchase or sell any LifeWatch Shares. During the same period, the Offeror and the persons acting in concert with it (excluding LifeWatch and its direct and indirect Subsidiaries) did not purchase or sell any financial instruments with respect to LifeWatch Shares. Following the date of the Pre-Announcement, the Offeror and the persons acting in concert with it (excluding LifeWatch and its direct and indirect Subsidiaries) did not purchase or sell any LifeWatch Shares and did not purchase or sell any financial instruments with respect to LifeWatch Shares.

According to LifeWatch, since April 9, 2017 (the date on which BioTelemetry, the Offeror and LifeWatch entered into the Transaction Agreement described in Section E.4 (“Agreements between the Offeror and LifeWatch, its Directors, Officers and Shareholders”)), neither LifeWatch nor any of its direct or indirect Subsidiaries have purchased or sold any LifeWatch Shares or financial instruments with respect to LifeWatch Shares.

7.                                     Dividends

BioTelemetry has never declared or paid any dividends on BioTelemetry Common Stock. BioTelemetry does not intend to propose the payment of any cash dividends to its stockholders.

8.                                     Impact of the Offer on the Financial Position of BioTelemetry

8.1                              Impact on Financial Results

If the Offer is successful, BioTelemetry expects it would have the following effects on its financial position, derived on a pro forma basis from BioTelemetry’s financial results for the fiscal year ended December 31, 2016.

(in USD thousands, except employee figures)	BioTelemetry (actual)		LifeWatch (actual)	BioTelemetry and LifeWatch (pro forma / combined)	Change (%)

Revenue(1)	208,332		113,832	322,164	54.6%
Adjusted EBITDA(1) (2)	47,422	(2)	14,050	61,472	29.6%
Net Income (Loss)(1)	53,437		(1,500)	51,937	-2.8%
Total Assets(1)	198,984		91,957	290,941	46.2%
Total Liabilities(1)	60,070		35,027	95,097	58.3%
Employees(1)	1,087		640	1,727	58.9%

(1) This pro forma financial information is provided solely by way of illustration and includes rounding effects and assumptions for simplification purposes. The combined figures were not subject to audit, but rather were derived from the annual financial reports of BioTelemetry and LifeWatch and added together. This pro forma financial information is subject to the underlying assumption that the acquisition of LifeWatch would not have any positive or negative impact on BioTelemetry’s financial results and that no variation would arise as a result of the different accounting standards of BioTelemetry and LifeWatch or from the application of those standards. The presentation of this pro forma financial information does not necessarily reflect the financial results that BioTelemetry would have actually achieved for the 2016 fiscal year had it acquired 100% control of LifeWatch on January 1, 2016. BioTelemetry’s future financial results may vary significantly from the pro forma results presented here. Such variation may be caused by a range of factors, such as the performance of its business, changes in the market or in the legal, regulatory or economic environment and changes in accounting standards.

(2) Adjusted EBITDA is Net Income excluding income taxes, interest, other charges, other one-time items such as the tax valuation allowance release, depreciation and amortization and stock compensation expense.  Adjusting EBITDA for other charges and other one-time items is in BioTelemetry’s view a financial measure to provide an indication of its ongoing operations.  In addition, stock compensation expense is added back because it is non-cash in nature. Other companies in the industry may calculate adjusted EBITDA in a different manner. For a description of the reconciliation of BioTelemetry’s Adjusted EBITDA to net income, see the BioTelemetry 2016 Annual Report.

8.2                              Expected Synergies

BioTelemetry expects that if the Offer is successful, the acquisition of LifeWatch will result in annualized synergies of approximately USD 30 million. It expects these synergies to be realized over a 12 — 18 month period.  These synergies are expected to come from the elimination or reduction of duplicative functions and activities as well as efficiencies of scale.

8.3                              Future Significant Stockholders

If BioTelemetry were to acquire 100% of the shares of LifeWatch as a result of the Offer, no additional institutions or individuals would hold 5% or more of the shares of BioTelemetry Common Stock (other than those listed at Section C.2 (“Significant Stockholders of the Offeror and BioTelemetry”) above).

D.                                   FINANCING OF THE OFFER

The cash component of the Offer Consideration will be financed with cash on hand and committed funds from a syndicated loan facility with a banking consortium led by SunTrust Robinson Humphrey and KeyBanc Capital Markets.

The BioTelemetry Common Stock component of the Offer Consideration will consist of newly issued shares of BioTelemetry Common Stock. In connection with the approval of the Offer and the transactions contemplated thereby, on April 3, 2017, the board of directors of BioTelemetry approved the issuance of the BioTelemetry Common Stock in the Offer. The shares of BioTelemetry Common Stock will be issued shortly before the Settlement Date and will be paid on the Settlement Date.

E.                                   INFORMATION REGARDING LIFEWATCH

1.                                     Name, Registered Seat and Share Capital of LifeWatch

The Company is a stock corporation (Aktiengesellschaft) with its registered seat at Baarerstrasse 139, 6300 Zug, Switzerland and registered in the commercial register of the Canton of Zug under company identification number CHE-109.281.219.

The Company’s share capital amounts to CHF 24,021,229.70 and is divided into 18,477,869 fully paid-in registered shares with a nominal value of CHF 1.30 each. According to its articles of association in the version of July 13, 2016, the Company has a conditional capital of CHF 1,300,000 allowing for the issuance of 1,000,000 LifeWatch Shares through (a) the exercise of conversion rights or options granted in connection with convertible bonds or similar obligations of LifeWatch and its Subsidiaries and/or (b) options granted to shareholders. In the invitation to the annual general meeting of LifeWatch to be held on April 26, 2017, the Board of Directors proposes the creation of a conditional capital of CHF 1,196,000 for the issuance of up to 920,000 LifeWatch Shares in connection with conversion, option or other rights granted to employees or directors.

2.                                     Business Activity and Annual Report of LifeWatch

The purpose of the Company is to hold interests in business enterprises active in the areas of research, development, manufacture, sale and distribution of devices in all fields of electronics, computers and engineering, particularly medical equipment and rendering of services in the above fields, including telemedicine.

The annual report, the governance report and the compensation report of LifeWatch for the financial year 2016 are available at https://lifewatch.com/Investor-Relations/Financial-Publications-and-Presentations.html.

3.                                     Intentions of the Offeror with respect to LifeWatch

BioTelemetry will consider the overlap of management and employees, monitoring centres and other assets in connection with the integration of the companies following the Offer in order to leverage the strengths of both companies. While no specific decisions or plans with respect to integration will be made until after the BioTelemetry management team has had an opportunity to review opportunities for synergies following the Settlement, as discussed in Section C.8.2 (“Expected Synergies”) BioTelemetry expects that synergies will come from elimination or reduction of duplicative functions and activities.

BioTelemetry intends to replace the members of the board of directors of LifeWatch as of the Settlement. In the Transaction Agreement, LifeWatch agreed to procure the resignation of all current members of the board of directors of LifeWatch and the board of directors of its Subsidiaries with effect as of the Settlement Date. The Transaction Agreement also requires LifeWatch to call an extraordinary shareholders’ meeting to elect, and recommend for election, the individuals proposed by BioTelemetry to the LifeWatch board of directors.

In the event that BioTelemetry and/or its Subsidiaries hold more than 98% of the voting rights in LifeWatch after the Settlement, the Offeror intends to request the cancellation of the remaining publicly held LifeWatch Shares in accordance with article 137 of the Financial Markets Infrastructure Act (“FMIA”).

In the event that BioTelemetry and/or its Subsidiaries hold between 90% and 98% of the voting rights in LifeWatch after the Settlement, the Offeror intends to merge LifeWatch with a Swiss company directly or indirectly controlled by BioTelemetry in accordance with articles 8 para. 2 and 18 para. 5 of the Swiss Merger Act, whereby the remaining public shareholders of LifeWatch would be compensated (in cash or otherwise) and not receive any shares in the surviving company. The Swiss tax consequences resulting from a squeeze-out merger may be considerably worse for individuals who are resident in Switzerland for tax purposes and who hold the LifeWatch Shares as their private assets (Privatvermögen), potentially also for foreign investors, compared with the tax consequences of an acceptance of the Offer (see below Section J.6 (“Tax Consequences”)).

If, after the Settlement, BioTelemetry and/or its Subsidiaries hold less than 90% of the voting rights in LifeWatch, BioTelemetry and/or its Subsidiaries may consider, depending on the circumstances, purchasing additional LifeWatch Shares from remaining shareholders of LifeWatch and/or combining relevant portions of their relevant businesses with LifeWatch through a contribution in kind to LifeWatch assets, businesses or shareholdings in connection with a capital increase, for which the pre-emptive rights of the remaining public shareholders of LifeWatch would be withdrawn and new LifeWatch Shares issued only to the contributing company. Furthermore, the Offeror may consider implementing one or several other transactions under the Swiss Merger Act.

After the Settlement of the Offer, the Offeror intends to have LifeWatch submit an application to SIX for the delisting of the LifeWatch Shares in accordance with the listing rules of SIX and for an exemption from certain disclosure and publicity obligations under the listing rules of SIX until the date of delisting of the LifeWatch Shares.

4.                                     Agreements between the Offeror and LifeWatch, its Directors, Officers and Shareholders

On February 10, 2017, LifeWatch and BioTelemetry entered into a confidentiality agreement customary for this type of transaction, including a six month stand-still undertaking on the part of BioTelemetry (the “Confidentiality Agreement”).

On April 9, 2017, the Offeror, BioTelemetry and LifeWatch entered into the Transaction Agreement which was unanimously approved by the board of directors of BioTelemetry and LifeWatch. The following is a summary of the main terms of the Transaction Agreement:

•                  BioTelemetry agreed to procure that the Offeror would make the present Offer, and LifeWatch and its board of directors respectively agreed to support the Offer and to recommend to its shareholders the acceptance of the Offer, among other things, by way of a recommendation contained in the board report which is included in Section H (“Report of the Board of LifeWatch pursuant to Article 132 FMIA”) of this Offer Prospectus.

•                  As of the date of the Transaction Agreement, LifeWatch may not solicit or enter into any agreement with any third party relating to an acquisition of any LifeWatch Shares or assets or businesses of LifeWatch or its Subsidiaries with a value of more than 10% of consolidated balance sheet of LifeWatch as per December 31, 2016 (each a “Restricted Transaction”), or provide any due diligence information to such third party unless required by Swiss public takeover law to do so. However, LifeWatch may provide confidential information to and participate in discussions with a third party in response to an unsolicited written intention to announce an offer (or a proposal that could become an offer) to acquire at least 50% of the LifeWatch Shares or a majority of its consolidated assets on terms that the board of directors of LifeWatch determines in good faith are more favourable to the shareholders of LifeWatch than the Offer and which is fully financed or subject only to relevant shareholder and governmental approval (the “Superior Offer”).

•                  The board of directors of LifeWatch is not permitted to withdraw or change in an adverse manner its recommendation of the Offer, or to approve or recommend any Restricted Transaction, except (a) in connection with a Superior Offer, after providing BioTelemetry with an opportunity to submit a written improved offer within five (5) Trading Days, such that this improved offer is at least as favourable as such Superior Offer, or (b) in case as a result of a material adverse effect (as defined therein) on BioTelemetry, the board of directors of LifeWatch determines in good faith that maintaining the recommendation of the Offer would violate its fiduciary duties.

•                  LifeWatch undertook to pay the Offeror CHF 1,295,000 corresponding to approximately 0.5% of the aggregate Offer Consideration as partial reimbursement of costs (the “Reimbursement Amount”) if the Offer is not successful or does not become unconditional for a reason attributable to a material breach of the Transaction Agreement by LifeWatch or the failure to satisfy offer conditions relating to (1) the resignation of members of LifeWatch board of directors, (2) the absence of adverse resolutions at the general meeting of LifeWatch shareholders or (3) the limitation on material acquisitions and dispositions and the incurrence of indebtedness.

•                  BioTelemetry and LifeWatch have entered into customary undertakings to pursue the satisfaction of the Offer conditions.

•                  LifeWatch and Biotelemetry agreed to operate their respective businesses in the ordinary course of business and consistent with past practice and LifeWatch agreed to execute or enter into certain transactions only with the consent of BioTelemetry.

•                  BioTelemetry agreed that if the existing BioTelemetry Common Stock is not sufficient to accommodate the Offer, BioTelemetry would take all necessary steps to create additional BioTelemetry Common Stock which would be approved for listing on NASDAQ and freely tradeable, subject to all applicable laws and stock exchange rules.

•                  LifeWatch undertook, upon request of BioTelemetry, to call an extraordinary meeting of its shareholders to be held no earlier than the first day of the Additional Acceptance Period and to propose and recommend the election of the nominees proposed by BioTelemetry to the board of directors of LifeWatch, subject to the Offer being successful and with effect as of the Settlement Date.

•                  LifeWatch agreed to procure that, subject to the Offer being successful and with effect as of the Settlement Date, all current members of the board of directors of the Company shall resign as members of the boards of the Company and its Subsidiaries.

•                  LifeWatch agreed that, upon request, its board of directors shall promptly resolve and promptly register BioTelemetry in the Company’s share register as shareholder with voting rights with respect to all LifeWatch Shares that BioTelemetry may have acquired in its own name and for its own account by virtue of the Offer or otherwise.

•                  BioTelemetry and LifeWatch made certain customary representations and warranties, the accuracy of which has no impact on the obligations of the parties under the Transaction Agreement.

•                  The Transaction Agreement may be terminated in specified circumstances, including (i) by either party if the Offer has failed or if BioTelemetry otherwise withdraws from continuing or settling the Offer, in each case without any violation of the Transaction Agreement and in accordance with Swiss takeover laws and regulations, (ii) by either party if the other party materially breaches any representations and warranties or other obligations under the Transaction Agreement, subject to a cure of such breaches, (iii) by BioTelemetry if the Company’s board of directors fails to issue a board report that recommends the Offer or withdraws or modifies its recommendation of the Offer in any manner adverse to BioTelemetry, or makes an announcement to such effect, (iv) by each party if the Company’s board of directors has concluded to recommend a Superior Offer without BioTelemetry having submitted an improved offer, (v) by BioTelemetry if a competing offer has an acceptance rate of 50% or more of the LifeWatch Shares then outstanding and which competing offer is declared unconditional, or (vi) by either party in case the satisfaction of any of the Offer conditions has become impossible.

Except for the agreements summarized above (the Confidentiality Agreement and the Transaction Agreement), no agreements in relation to the Offer exist or will exist at the Settlement Date, as the case may be, between BioTelemetry and its Subsidiaries (including the Offeror) on the one hand, and LifeWatch, its Subsidiaries and their directors, officers and shareholders on the other hand.

5.                                     Confidential Information

The Offeror confirms that neither BioTelemetry nor any other company or person under BioTelemetry’s control has received, directly or indirectly, from LifeWatch or any of its Subsidiaries, except as publicly disclosed in this Offer Prospectus, in the report of the board of directors of LifeWatch (see below Section H (“Report of the Board of LifeWatch Pursuant to Article 132 FMIA”)) or otherwise, any confidential information regarding the course of business of LifeWatch which could significantly influence the decision of the recipients of the Offer.

F.                                    PUBLICATION

This Offer Prospectus as well as all other statutory publications of the Offeror in connection with the Offer will be published after close of trading on SIX on April 24, 2017 on the website of BioTelemetry, and submitted in electronic form to the major Swiss media, the major news agencies active in Switzerland, the major electronic media which distribute stock exchange information, and the TOB.

This Offer Prospectus may be obtained free of charge in German, French and English from Credit Suisse AG, Zurich (email: equity.prospectus@credit-suisse.com).

G.                                  REPORT OF THE REVIEW BODY PURSUANT TO ARTICLE 128 FMIA

As a review body recognized according to the FMIA to review public takeover offers, we have reviewed the offer prospectus of Cardiac Monitoring Holding Company, LLC (the “Offeror”).

The preparation of the offer prospectus is the responsibility of the Offeror. Our responsibility is to express an opinion on the offer prospectus based on our review. We confirm that we comply with the independence requirements provided by takeover law.

Our review was conducted in accordance with the Swiss Auditing Standard on the examination of Public Takeover Offers (AS 880), which requires that a review pursuant to article 128 FMIA be planned and performed to verify the formal completeness of the offer prospectus pursuant to the FMIA and its ordinances and to obtain reasonable assurance about whether the offer prospectus is free from any material misstatements in consequence of violations or errors. It has to be noted that ciphers 4 to 7 below cannot be verified with the same assurance as ciphers 1 to 3. We have reviewed the information in the offer prospectus by means of analyses and ascertainments on a test basis. Furthermore, we have verified the compliance with the FMIA and its ordinances. We believe that our review provides a reasonable basis for our opinion.

In our opinion:

1.              the Offeror has taken the necessary measures in order for the required funds and the shares offered in exchange to be available on the settlement date;

2.              the provisions governing change of control offers, in particular those governing the minimum price, have been observed;

3.              the Best Price Rule has been observed until the publication of the offer prospectus.

Moreover, we have not encountered any facts from which we had to infer that:

4.              the recipients of the Offer are not treated equally;

5.              the offer prospectus is not complete and accurate;

6.              the offer prospectus is not in accordance with the FMIA and its ordinances;

7.              the provisions regarding the effects of the pre-announcement have not been observed.

This report is neither a recommendation for the acceptance or rejection of the offer nor a confirmation (Fairness Opinion) regarding the financial appropriateness of the offer price.

Zurich, 24 April 2017

BDO Ltd

Edgar Wohlhauser	Marcel Jans
Partner	Partner

H.                                  REPORT OF THE BOARD OF LIFEWATCH PURSUANT TO ARTICLE 132 FMIA

1.                                     Recommendation to accept the Offer

The board of directors of LifeWatch AG has concluded unanimously after a thorough examination by an independent committee to recommend that, due to the reasons provided for in this report, the unsolicited public takeover offer by Cardiac Monitoring Holding Company, LLC, a company of the BioTelemetry group, shall be accepted since the offer is in the best interest of LifeWatch AG and its shareholders and the Offer Price is fair and adequate.

Compared to the alternative, consisting in going forward on a stand-alone basis, a combination with BioTelemetry has strategic, operative and financial advantages for LifeWatch AG. BioTelemetry is an industrial partner promising genuine synergies, which was targeted by the search initiated by LifeWatch AG in the wake of the offer of AEVIS VICTORIA SA. In addition, the shareholders will obtain a consideration which corresponds to the fair value of LifeWatch AG according to a fairness opinion, and which offers a substantial premium.

2.                                     Introduction

The competing tender offer of Cardiac Monitoring Holding Company, LLC, Malvern, Pennsylvania, United States of America (Cardiac Monitoring), a wholly owned subsidiary of BioTelemetry, Inc., Malvern, Pennsylvania, United States of America (BioTelemetry), was preceded by an unfriendly public tender offer of AEVIS VICTORIA SA, Freiburg, Switzerland (AEVIS) for all publicly held registered shares of LifeWatch AG, Zug, Switzerland (LifeWatch), AEVIS having published the offer prospectus on 20 February 2017.

AEVIS offers for each registered share of LifeWatch 0.1818 registered shares of AEVIS (i.e. considering the closing price of the AEVIS shares of 7 April 2017, CHF 10.64, and of 20 April 2017, CHF 10.58) or — at the option of the LifeWatch shareholders — the net amount of CHF 10.00 in cash. Pursuant to its report of 10 March 2017, the board of directors of LifeWatch recommended to reject the offer of AEVIS.

As per its offer, Cardiac Monitoring offers the shareholders of LifeWatch — at their option —

(i) 0.1457 shares of BioTelemetry, common stock along with CHF 10.00 in cash (Main Offer Consideration) or

(ii) 0.2185 shares of BioTelemetry Common Stock along with CHF 8.00 in cash (Alternative Offer Consideration).

Considering the closing price of the BioTelemetry shares of 7 April 2017, the last trading day prior to the pre-announcement, such consideration has a value of CHF 14.00 (based on an exchange rate of 1.0058 USD / CHF).

Considering the closing prices of the BioTelemetry shares of 20 April, 2017, the last trading day prior to this report, such consideration has a value of CHF 14.56 (Main Offer Consideration), respectively CHF 14.84 (Alternative Offer Consideration) (based on an exchange rate of 0.9949 USD / CHF).

3.                                     Formation of an Independent Committee / Result of the Resolution on the Report

Currently, the board of directors of LifeWatch (Board) consists of Dr. Robert Bider (Chair), Raymond Cohen, Jinsheng Dong, Antoine Hubert, Antoine Kohler, Thomas Rühle and Patrick Schildknecht.

On 24 January 2017, the Board implemented an independent committee consisting of the Board members Patrick Schildknecht (chair of the committee), Raymond Cohen, Jinsheng Dong and Thomas Rühle (Committee), to which all tasks of the Board in relation to the offer of AEVIS were assigned. The Board members Robert Bider, Antoine Hubert and Antoine Kohler are, due their conflicts of interest regarding the AEVIS offer, not part of the Committee.

As the present offer of Cardiac Monitoring is competing with the offer of AEVIS and, hence, Mr. Bider, Mr. Hubert and Mr. Kohler are conflicted also with respect to the offer of Cardiac Monitoring, the Committee also handled the tasks of the Board in relation to the offer of Cardiac Monitoring. The Committee has also prepared the present report.

The resolution on the present report (incl. the recommendation) was passed by a decision of the Board of 21 April 2017. For this resolution, the following Board members were in abstention due to their conflicts of interest: Robert Bider, Antoine Hubert and Antoine Kohler (see below section H.6c(iii)/(iv)). The report was adopted unanimously.

4.                                     Fairness Opinion

For the purposes of evaluating the offer of Cardiac Monitoring, the Committee mandated Raiffeisen Switzerland Coop. (Raiffeisen) to provide a Fairness Opinion (Fairness Opinion). The Fairness Opinion can be obtained under www.lifewatch.com/public-tender-offer-Cardiac-Monitoring.html. As described in more detail below, Raiffeisen concludes that the offer of Cardiac Monitoring is fair from a financial perspective.

5.                                     Comments on the Offer of BioTelemetry / Reasons for the Recommendation

a.                                     Effects of the Offer on LifeWatch and its Shareholders

In general, the Committee is of the view that the offer benefits LifeWatch as a company as well as its shareholders. In particular, the following reasons were identified:

•                  BioTelemetry: BioTelemetry is a leading wireless medical technology company with a turnover of US$ 208 million, and an adjusted EBITDA of US$ 47 million and more than 1’000 Employees in 2016. BioTelemetry is listed on the NASDAQ (BEAT).

•                  Economic Advantages of a combination of BioTelemetry and LifeWatch / Synergies:

•                  A combination with BioTelemetry will help LifeWatch to penetrate the relevant markets more broadly and increase the reach of its service offerings related to wireless medical technology.

•                  A combination with BioTelemetry entails numerous synergies and cost savings potentials (economies of scale), particularly due to (i) labour cost reductions by eliminating overlaps, (ii) reducing freight and communication costs resulting from economies of scale and closer proximity, (iii) an optimization of the existing IT infrastructure, (iv) reductions of corporate and other administrative costs which will be possible in the wake of the combination of the two company groups. Moreover, the Committee expects, in particular, (v) considerable synergies due to the combination of the sale and marketing activities of the companies and sees (vi) great potential in the know-how-transfer between the two most innovative, remote cardiac monitoring companies.

•                  A combination with BioTelemetry offers long term potential for LifeWatch and faster growth and a stronger increase of profitability compared to the potential as a stand-alone company with still smaller risk of implementing a growth strategy.

•                  Advantages for the shareholders:

•                  By way of the offered share component, the offer of Cardiac Monitoring will enable the shareholders of LifeWatch to participate in the aforementioned future potential of a combination of BioTelemetry and LifeWatch.

•                  According to the Fairness Opinion, Raiffeisen has, as an independent expert, assessed the appropriateness of the offer price from a financial perspective and concluded that the offer price is fair from a financial point of view.

•                  At the publication, the offer of Cardiac Monitoring offered a premium of (i) 41% on the closing price of the LifeWatch share one trading day preceding the announcement of the offer of AEVIS, i.e. of 23 January 2017, (ii) 41% on the volume-weighted average price of the LifeWatch share of CHF 9.95 prior to the announcement of the offer of AEVIS, and (iii) 14.3 % on the closing price of the LifeWatch share one trading day preceding the announcement of the offer of Cardiac Monitoring, i.e. of 7 April 2017.

•                  As a consequence of the increase of the stock price of BioTelemetry since the pre-announcement of the offer of Cardiac Monitoring (plus 15.2% valued at the closing price on 20 April 2017), the mentioned premiums have again increased and are compared to the closing price of the LifeWatch share one trading day preceding the announcement of Cardiac Monitoring offer now at 18.8% (Main Offer Consideration) or 21.1% (Alternative Offer Consideration). The positive reaction of the BioTelemetry shareholders confirms the recommendation of the Board.

•                  No relevant material disadvantages to be seen:

•                  Cardiac Monitoring’s offer consists of a cash and share component. The total value of the offer at closing is dependent upon the development of the price paid on NASDAQ for the Common Stock of BioTelemetry until closing.

•                  With respect to the Israeli withholding tax see section J.6.2 of the prospectus.

b.                            Alternative to the Offer

Since the Board recommends to reject the offer of AEVIS (cf. Board report of 9 March 2017), the Committee conceives only one alternative to the offer of Cardiac Monitoring. This alternative is to continue the strategy adopted in the last years on a stand-alone basis. Such alternative is still an option. However, the shareholders would forfeit the synergies of a combination with BioTelemetry, whereas the risks appear to be lower in case of a combination with BioTelemetry than in case of the stand-alone alternative.

c.                             Conclusion

Considering the above mentioned reasons and alternative to the offer of Cardiac Monitoring, the Committee is of the view that the present offer is beneficial for LifeWatch and its shareholders. Compared to the alternative to continue on a stand-alone basis, a combination with BioTelemetry has according to the opinion of the Committee considerable strategic, operative and financial advantages for LifeWatch. BioTelemetry is, in fact, the industrial partner promising genuine synergies, which was targeted by the search initiated by LifeWatch AG in the wake of the offer of AEVIS. In addition, the shareholders will obtain a consideration which corresponds to the fair value of LifeWatch according to the Fairness Opinion, and which offers a substantial premium, namely compared to the share price of LifeWatch before the offer was announced of 14.3% considering the closing price of the BioTelemetry shares of 7 April 2017 and of 18.8% (Main Offer Consideration), respectively 21.1% (Alternative Offer Consideration) considering the closing price of the BioTelemetry shares of 20 April 2017.

6.                                     Further Information Required according to Swiss Public Takeover Law

a.                            Intention of the Shareholders, Holding more than 3% of the Voting Rights

According to the notifications of significant shareholders pursuant to Art. 120 et seqq. of the Financial Market Infrastructure Act published as per 20 April 2017 — besides AEVIS, respectively the above mentioned beneficial owners — (i) Himalaya (Cayman Islands) TMT Fund (15.26%), (ii) AMG Substanzwerte Schweiz and other collective investment schemes, respectively LB (Swiss) Investment AG as beneficial owner (10.044%), (iii) Martin Eberhard (3.23%) and (iv) Oddo Meriten Asset Management SAS (3.21%) hold more than 3% of the voting rights in LifeWatch. In addition, (v) AEVIS, respectively Antoine Hubert, Géraldine Hubert-Reynard and Michel Reybier as beneficial owners, hold pursuant to the offer prospectus of AEVIS 11.99 % of the voting rights in LifeWatch as per 24 January 2017(2).

The Committee members have no clear indication as to the intention of these major shareholders.

b.                            Defensive Measures

The Board has currently not introduced and does neither intend to introduce defensive measures.

c.                             Conflicts of Interests

(i)        Investments in LifeWatch

The current members of the Board hold per 21. April 2017 the following participations in LifeWatch:

	Shares:	RSUs:
Dr. Robert Bider:	72’000	None
Raymond Cohen	None	None
Jinsheng Dong:	None	None
Antoine Hubert:	None(3)	9’178
Antoine Kohler:	None	None
Thomas Rühle:	177’593	8’000
Patrick Schildknecht	476’530	19’014
Total	726’123	36’192

The total of 36’192 RSUs (Restricted Share Units) represent 36’192 LifeWatch shares with a five year blocking period starting on the day when they vest. During the blocking period, the shares cannot be traded otherwise; the holders of RSUs have the same rights and obligations as the other shareholders. Under the compensation regulations for the Board, RSUs were granted to the above mentioned Board members for the year 2014 and vested in 2014 and 2015. Hence, the related blocking periods will end in 2019 and 2020. However, the compensation regulations for the Board contain a change of control clause according to which the blocking period is lifted in case of a change of control, e.g. if Cardiac Monitoring’s offer is accepted.

(2)	Among these 11.99% of the shares of LifeWatch, the RSUs which Antoine Hubert holds (see below under section H.6.c(i)) are included.

(3)	Except for the shares, Antoine Hubert indirectly holds via AEVIS, see above under section H.6a.

The current members of the executive management team hold per 21 April 2017 the following participations in LifeWatch:

	Shares:	PSUs:
Christoph Heinzen:	None	None
Stephanie Kravetz:	None	5’348
Andrew Moore:	4’000	None
Stephan Rietiker:	330’000	23’234
Total	334’000	28’582

The PSUs (Performance Share Units) vest after three years starting at the end of the year for which they are granted depending on the fulfilment of certain performance objectives provided for in the bonus and long-term incentive plan for the executive management team and outlined in the compensation report for the year 2015, contained in the annual report 2015 (accessible under https://www.lifewatch.com/Investor-Relations/Financial-Publications-and-Presentations.html). PSUs were granted to the above mentioned members of the executive management team for the years 2014 and 2015 so that they vest at the end of the years 2017 and 2018, provided the performance targets are met. According to a decision by the Board of 15 March 2016, out of the allocated 28’582 PSUs, 18’503 PSUs give an entitlement to 18’503 LifeWatch shares, whereas the reminder of 10’079 PSUs do currently not provide for an entitlement to LifeWatch shares. The bonus and long-term incentive plan for the executive management team contains a change of control clause according to which the PSUs vest immediately in case of a change of control, e.g. if Cardiac Monitoring’s offer is accepted, provided that the relevant performance objectives are fulfilled.

(ii)           Treatment of RSUs/PSUs according to the Transaction Agreement

The transaction agreement between LifeWatch, BioTelemetry and Cardiac Monitoring of 9 April 2017 (Transaction Agreement) provides that (i) the blocking period shall be lifted with respect to the 36’192 RSUs and that (ii) the 18’503 PSUs, which give an entitlement to LifeWatch shares, shall be converted into a corresponding number of LifeWatch shares, if and once the offer of Cardiac Monitoring becomes successful.

Furthermore, according to the Transaction Agreement, the board members and the executives shall tender all their respective LifeWatch shares out of the PSUs and RSUs into the offer of Cardiac Monitoring unless the respective holder of the RSUs or PSUs instructs otherwise, e.g. Antoine Hubert.

(iii)  Antoine Hubert und Antoine Kohler

AEVIS discloses in section 5.3 of the offer prospectus that Antoine Hubert and Antoine Kohler have informed the Board that they will not take part in any decisions with regard to the offer. Indeed, both of them are subject to several conflicts of interest:

First, Antoine Hubert is one of the beneficial owners of AEVIS. Furthermore, Antoine Hubert and Antoine Kohler were according to the knowledge of the Committee at least (i) elected to the Board upon the proposal of AEVIS at the last annual general meeting of 15 April 2016 (see the minutes of the annual general meeting, bottom of p. 9, accessible under https://www.lifewatch.com/Investor-Relations/Annual-General-Meeting.html) and are (ii) members of the board of AEVIS (Antoine Hubert as delegate).

As the offer of Cardiac Monitoring is competing with the Offer of AEVIS, Mr. Hubert and Mr. Kohler are conflicted also with respect to the offer of Cardiac Monitoring.

(iv)          Dr. Robert Bider

Dr. Robert Bider was elected to the Board upon the proposal of AEVIS at the last annual general meeting of 15 April 2016 as well (see the minutes of the annual general meeting, bottom of p. 9, accessible under https://www.lifewatch.com/Investor-Relations/Annual-General-Meeting.html). Robert Bider was given the opportunity to rebut the statutory presumption of a conflict of interest based on such circumstance (art. 32 para. 2 lit. b Takeover Ordinance). However, Robert Bider failed to give reasons which rebut such presumption. With respect to the offer of AEVIS, the takeover commission in its decision of 28 March 2017, which became legally binding in the meantime, concluded that the considerations of the Committee regarding the conflicts of interests are permissible with view to the provisions of Swiss Takeover Law (accessible under http://www.takeover.ch/transactions/document/id/3034).

As the offer of Cardiac Monitoring is competing with the Offer of AEVIS, Dr. Bider is conflicted also with respect to the offer of Cardiac Monitoring.

(v)           Other members of the Board

The other members of the Board (Raymond Cohen, Jinsheng Dong, Thomas Rühle and Patrick Schildknecht) confirmed not to have and do not have conflicts of interests as far as the Committee is aware of.

(vi)                             Members of the Executive Management Team

The members of the executive management team (Christoph Heinzen, Stephanie Kravetz, Andrew Moore and Stephan Rietiker) do not have conflicts of interests as far as the Committee is aware of.

(vii)         Conclusion

The members of the Board Dr. Robert Bider, Antoine Hubert und Antoine Kohler are, therefore, conflicted. The measures which were adopted in relation to such conflicts of interest, are referred to above, under section H.3.

7.                                     Annual- and Semi-Annual Reports

The annual report for the year 2016 can be accessed on the website of LifeWatch (https://www.lifewatch.com/Investor-Relations/Financial-Publications-and-Presentations.html) since 20 March 2017. Since the end of the year 2016, no significant changes in the assets and liabilities, financial position, earnings and prospects of LifeWatch have occurred.

Zug, 21 April 2017

For the board of directors of LifeWatch AG (under exclusion of Dr. Robert Bider, Antoine Hubert and Antoine Kohler):

Patrick Schildknecht, member of the board of directors and chairman of the independent committee

I.                                       RIGHTS OF SHAREHOLDERS OF LIFEWATCH

1.                                     Request by a Qualified Shareholder

A shareholder holding at least 3% of the voting rights in the Company from the publication of the Pre-Announcement on April 9, 2017, irrespective of whether they are exercisable (a “Qualified Shareholder” in the sense of article 56 TOO), qualifies as a party upon request to the TOB. The request from a Qualified Shareholder to qualify as a party must be received by the TOB (Selnaustrasse 30, PO Box, 8021 Zurich, Fax: +41 58 499 22 91, e-mail: counsel@takeover.ch) within 5 Trading Days from the publication of the Offer Prospectus on its website. The deadline for the request starts to run on the first Trading Day of the publication of the Offer Prospectus on the website of the TOB. At the same time as the request is made, the applicant must furnish proof of its holding in the relevant company. The TOB may at any time request proof that the shareholder continues to hold at least 3% of the voting rights in the company, irrespective whether they are exercisable. Provided the shareholder remains a Qualified Shareholder, its qualification as a party remains valid in relation to any further decision issued in connection with the Offer.

2.                                     Objections from a Qualified Shareholder

A Qualified Shareholder who has not yet taken part in the proceedings may file an objection against decisions of the TOB. The objection must be filed within 5 Trading Days to the TOB (Selnaustrasse 30, PO Box, 8021 Zurich, Fax: +41 58 499 22 91, e-mail: counsel@takeover.ch) from the publication of the relevant decision. The deadline for the objection starts to run on the first Trading Day of the publication of the decision.

The objection must contain a formal request and a summary of the legal grounds, as well as proof of the holding in accordance with article 56 TOO.

J.                                     IMPLEMENTATION OF THE OFFER

1.                                     Information

LifeWatch shareholders will be informed of the procedure for accepting the Offer by their broker or custodian bank, and will have to act in accordance with such instructions.

2.                                     Offer Manager

BioTelemetry has mandated Credit Suisse AG, Zurich to act as offer manager. Credit Suisse AG also acts as the tender agent for the Offer.

3.                                     Tendered LifeWatch Shares

This section is subject to the terms and conditions of a Ruling which has been applied for, but not yet obtained from the ITA. There can be no assurance that such a Ruling shall be issued by the ITA and the below does not constitute any representation or obligation as for obtaining or issuance of a Ruling. The ITA may determine other or additional terms and conditions for exemption for a LifeWatch shareholder, which may result in a change to the settlement mechanics described below. In the absence of a Ruling, or with respect to any LifeWatch shareholder that does not comply with or satisfy the terms of the Ruling, a LifeWatch shareholder would be subject to Israeli backup withholding unless such LifeWatch shareholder provides a specific certificate of exemption from withholding tax issued by the ITA that is applicable to the sale of LifeWatch Shares.

LifeWatch Shares tendered for the Main Offer Consideration will be booked to the separate Swiss securities number 36 437 082 (fourth line(4), not tradeable). All LifeWatch Shares tendered for the Main Offer Consideration will initially be booked to this fourth line and will be subject to up to 30% (plus up to 3% surplus tax if applicable) Israeli withholding tax and/or to such rate as may be determined in the Ruling.

LifeWatch Shares tendered for the Alternative Offer Consideration will be booked to the separate Swiss securities number 36 437 084 (sixth line, not tradeable). All LifeWatch Shares tendered for the Alternative Offer Consideration will initially be booked to this sixth line and will be subject to up to 30% (plus up to 3% surplus tax if applicable) Israeli withholding tax and/or to such rate as may be determined in the Ruling.

As a result of certain Israeli withholding tax considerations (see Section J.6.2 (“Israeli Tax Consequences”)), it is expected that all tendering shareholders of LifeWatch must demonstrate that they are not subject to Israeli withholding tax. In order to demonstrate this, each LifeWatch shareholder needs to submit a tax form (via its broker or custodian bank) to IBI Trust Management, Tel Aviv, Israel who is acting as Israeli withholding agent. The Israeli withholding agent will then grant approval to tax forms which have been a) correctly completed and b) demonstrate that the relevant shareholder is not subject to Israeli withholding tax.

It is expected that tendered LifeWatch Shares for which a tax form has been submitted (via the broker or custodian bank of the LifeWatch shareholder) to the Israeli withholding agent by the end of the Additional Acceptance Period and approval has been granted by the Israeli withholding agent by the fifth Trading Day prior to the Settlement Date at the latest (i.e. which have been documented by a correctly completed tax form and which are demonstrated not to be subject to Israeli withholding tax) will not be subject to Israeli withholding tax and will be booked as follows:

•                  LifeWatch Shares tendered for the Main Offer Consideration will be booked from the fourth line to the separate Swiss securities number 36 437 083 (fifth line, not tradeable) and will not be subject to Israeli withholding tax.

(4)                                A second line and third line (both not tradeable) are used for the execution of the Aevis Offer.

•                  LifeWatch Shares tendered for the Alternative Offer Consideration will be booked from the sixth line to the separate Swiss securities number 36 437 081 (seventh line, not tradeable) and will not be subject to Israeli withholding tax.

It is expected that tendered LifeWatch Shares for which no tax form has been submitted in time or for which a tax form has not been approved by the Israeli withholding agent will remain booked on the fourth line (tendered for Main Offer Consideration) and sixth line (tendered for Alternative Offer Consideration) respectively and will be subject to up to 30% (plus up to 3% surplus tax if applicable) Israeli withholding tax and/or to such rate as shall be determined in the Ruling.

Generally, requesting back taxes withheld to the ITA should be made by the taxpayer through filing tax returns with the ITA in the subsequent year following the transaction (i.e. 2018).

4.                                     Payment of the Offer Consideration; Settlement Date

Subject to the conditions set forth in Section B.9 (“Offer Conditions, Waiver of Offer Conditions and Period for which the Offer Conditions are in Force and Effect”) the payment of the cash component of the Offer Consideration per tendered LifeWatch Share (including any cash to be paid for a fractional share of BioTelemetry Common Stock) will be paid on the Settlement Date scheduled for June 28, 2017. The cash component of the Offer Consideration for tendered LifeWatch Shares booked on the fourth line (tendered for the Main Offer Consideration) and sixth line (tendered for the Alternative Offer Consideration) will be paid subject to deduction of up to 30% (plus up to 3% surplus tax if applicable) Israeli withholding tax and/or to such rate as may be determined in the Ruling on the Offer Consideration.

At the same date, the share component of the Offer Consideration will be paid.

5.                                     Costs and Expenses

During the (possibly extended) Main Offer Period and the Additional Acceptance Period, LifeWatch Shares deposited with banks in Switzerland may be tendered free of costs and fiscal charges. Any Swiss transfer stamp duty as well as stock exchange fees, if applicable, imposed on the sale will be borne by the Offeror.

6.                                     Tax Consequences

6.1                              Swiss Tax Consequences

The following is a summary of certain Swiss tax consequences of the Offer to Swiss and non-Swiss resident shareholders. This summary does not cover all possible tax considerations or consequences that may be relevant and is not intended to constitute advice as to the application of Swiss tax law to the specific facts and circumstances of each shareholder. The shareholders are explicitly urged to consult their tax advisers with regard to the Swiss and non-Swiss tax consequences of the Offer in their particular circumstances. The summary below is included for general information purposes only.

6.1.1                    General Swiss Tax Consequences for Swiss Shareholders

The following Swiss individual and corporate income tax consequences may likely arise for LifeWatch shareholders who are Swiss tax residents and tender their LifeWatch Shares in the Offer:

According to the Swiss income tax law, shareholders holding their LifeWatch Shares as private assets (“Privatvermögen”) and who do not qualify as professional securities dealer (“gewerbsmässiger Wertschriftenhändler”) and who tender their LifeWatch Shares in the Offer realize either a tax-free private capital gain or suffer a non-tax-deductible capital loss, unless the shareholder qualifies as a professional securities dealer (“gewerbsmässiger Wertschriftenhändler”) or except in the event of a sale of an investment of at least 20% of the share capital in LifeWatch by one or several shareholders acting jointly (“indirekte Teilliquidation”). Shareholders of LifeWatch with a participation of less than 20% are generally not affected by this rule if they tender their LifeWatch Shares in the Offer.

Shareholders holding their LifeWatch Shares as business assets (“Geschäftsvermögen”) or who qualify as professional securities dealer (“gewerbsmässiger Wertschriftenhändler”) who tender their LifeWatch Shares in the Offer realize either a taxable capital gain or a tax-deductible capital loss depending on the relevant income tax value of their LifeWatch Shares according to the general principles of Swiss individual and corporate income taxation.

6.1.2                    General Swiss Tax Consequences for Non-Swiss Shareholders

Any gain or loss recognized upon the sale of LifeWatch Shares by an individual who is not domiciled in Switzerland or a resident of Switzerland for tax purposes or by any legal entity that is not organized under the laws of Switzerland or that does not have its place of effective management in Switzerland and does not have a permanent establishment or business in Switzerland should not be subject to Swiss income taxation. Non-Swiss shareholders should seek advice as to the tax consequences of the sale of their LifeWatch Shares under the legislation of the country in which they are domiciled/resident for tax purposes.

6.1.3                    General Swiss Tax Consequences for Shareholders who do not Tender their LifeWatch Shares in case of a Cancellation of the Outstanding Publicly Held LifeWatch Shares According to Article 137 FMIA

In the event that BioTelemetry and/or its Subsidiaries hold more than 98% of the voting rights in LifeWatch after the Settlement, the Offeror intends to request the cancellation of the remaining publicly held LifeWatch Shares in accordance with article 137 FMIA. In such case, the Swiss tax consequences for the LifeWatch shareholders will in general be the same as if they had tendered their LifeWatch Shares in the Offer.

6.1.4                    General Swiss Tax Consequences for Shareholders who do not Tender their LifeWatch Shares in case of a Merger between LifeWatch and a Swiss Company Directly or Indirectly Held by BioTelemetry

In the event that BioTelemetry and/or its Subsidiaries hold between 90% and 98% of the voting rights in LifeWatch after the Settlement, the Offeror intends to merge LifeWatch with a Swiss company directly or indirectly controlled by BioTelemetry in accordance with articles 8 para. 2 and 18 para. 5 of the Swiss Merger Act, whereby the remaining public shareholders of LifeWatch would be compensated (in cash or otherwise) and not receive any shares in the surviving company. The consideration paid to the remaining LifeWatch minority shareholders (irrespective of their tax residence) in the squeeze-out merger may, depending on the structuring of the squeeze-out merger, be subject to Swiss withholding tax of 35% on the difference between the amount of the consideration and the sum of the nominal value of the shares concerned. Upon request, the Swiss withholding tax, if any, will generally be refunded to LifeWatch shareholders who have their tax residence in Switzerland, provided that those shareholders duly declare the consideration in their tax return or, in the case of legal entities, in the profit and loss statement. LifeWatch shareholders who are not tax residents of Switzerland may, upon request, be entitled to a full or partial refund of the Swiss withholding tax if the country of residence for tax purposes has entered into a double tax treaty with Switzerland and the conditions of the respective double tax treaty are met.

Furthermore, the following individual and corporate income tax consequences may result for LifeWatch shareholders who are resident in Switzerland for tax purposes depending on the structure of the squeeze-out merger:

•                  Shareholders holding their LifeWatch Shares as private assets (“Privatvermögen”) realize a taxable income on the difference between the amount of the consideration and the sum of the nominal value of the LifeWatch Shares.

•                  Shareholders holding their LifeWatch Shares as business assets (“Geschäftsvermögen”) or qualify as professional securities dealer (“Wertschriftenhändler”) have the same tax consequences as if they tender their LifeWatch Shares in the Offer.

•                  Shareholders who are not tax residents of Switzerland are not subject to Swiss in individual or corporate income taxation, except if their LifeWatch Shares are allocated to a permanent establishment (“Betriebsstätte”) or business in Switzerland.

6.2                              Israeli Tax Consequences

The following is a discussion of the material Israeli income tax consequences applicable to a LifeWatch shareholder that accepts the Offer and receives cash and BioTelemetry Common Stock for its LifeWatch Shares. This discussion is not a complete analysis or listing of all of the possible tax consequences of the Offer and does not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general description below may also apply. In particular, the description of Israeli income tax consequences deals only with a LifeWatch shareholder that holds LifeWatch Shares as capital assets. In addition, this description does not address the tax treatment of special classes of LifeWatch shareholders, such as banks and other financial institutions, tax-exempt entities, insurance companies, persons holding shares as part of a synthetic transaction, persons holding shares through partnerships or other pass-through entities, expatriates, persons liable for other Israeli taxes, broker-dealers or traders in securities, regulated investment companies, real estate investment trusts, traders in securities who have elected the mark-to-market method of accounting for their securities. This discussion is based on the Israel Income Tax Ordinance (New Version), 5721-1961, as amended, existing and regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements as in effect on the date hereof, any of which may change, possibly with retroactive effect (“Israel Tax Code”). There can be no assurance that the ITA will not disagree with or will not challenge any of the conclusions reached and described herein. The following summary is not binding on the ITA or any court.

If a partnership or other pass-through entity is a beneficial owner of LifeWatch Shares, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of a pass-through entity that exchanges LifeWatch Shares for cash and BioTelemetry Common Stock pursuant to the Offer should consult their tax advisor.

This discussion does not generally address any aspects of Israeli taxation other than income tax and backup withholding. It is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice, and no opinion or representation with respect to the Israel income tax consequences to any such holder is made. LifeWatch shareholders are urged to consult their tax advisors as to the particular consequences to them under Israel tax laws of accepting the Offer.

6.2.1                    Consequences of the Offer

The receipt of cash and BioTelemetry Common Stock in exchange for LifeWatch Shares pursuant to the Offer will be a taxable sale transaction for Israeli income tax purposes. A LifeWatch shareholder will generally recognize capital gain or loss in an amount equal to the difference between the currency value of the amount realized and the LifeWatch shareholder’s adjusted tax basis (as converted and determined in New Israeli Shekels) in the shares exchanged in the Offer. Gain or loss must be calculated separately for each block of shares exchanged by a LifeWatch shareholder. A LifeWatch shareholder’s adjusted tax basis in each block of shares generally will be the cost to such LifeWatch shareholder of such block of shares. The deductibility of capital losses is subject to limitations and may not be available. The value of any foreign currency a LifeWatch shareholder receives will be converted into New Israeli Shekels for purposes of calculating the gain or loss described above using the exchange rate applicable on the date the foreign currency is received by the LifeWatch shareholder, regardless of whether the foreign currency is actually converted. A LifeWatch shareholder should consult its own tax advisor regarding the Israel income tax consequences of acquiring, holding and disposing of foreign currency.

6.2.2                    Non-tendering Shareholders

As discussed above, if, as a result of the Offer, the Offeror holds more than 90% but not more than 98% of  LifeWatch Shares, the Offeror intends to merge LifeWatch with a Swiss company (directly or indirectly controlled by the Offeror) in accordance with articles 8 para. 2 and 18 para. 5 of the Swiss Merger Act, whereby the remaining public shareholders of LifeWatch would be compensated (in cash or otherwise). For Israel tax purposes, cash received for LifeWatch Shares in a squeeze-out, or any other transaction having the same or a similar effect, will generally be treated the same as cash and BioTelemetry Common Stock received as a result of the Offer.

6.2.3                    Israeli Backup Withholding

The receipt of cash and BioTelemetry Common Stock in exchange for LifeWatch Shares pursuant to the Offer is generally subject to information reporting and to backup withholding on the total value of the Offer Consideration, i.e. CHF 14.00 per LifeWatch Share (currently at a rate up to 30% plus surplus tax of up to 3% (if applicable)) unless such LifeWatch shareholder provides a specific certificate of exemption from withholding tax issued by the ITA applicable to the sale of LifeWatch Shares. The amount to be withheld from such LifeWatch shareholder shall be calculated according to the applicable withholding rate and rules set forth in the Israeli Tax Code and ITA guidance and rules, including the Ruling. Any withholding made in New Israeli Shekels with respect to payments made in foreign currency shall be calculated based on a conversion rate set forth under applicable law.

6.2.4                    Non Israeli Resident LifeWatch Shareholder

Notwithstanding the above, an application for a Ruling has been filed with the ITA in order to determine the rules and process related to Israeli backup withholding in connection with the Offer. In the event that the ITA shall issue the requested Ruling, such Ruling could provide, among others, that for a LifeWatch shareholder who holds less than 5% of the shares of LifeWatch and who will submit, among others, a form of declaration entitled “Declaration of Status for Israeli Tax Purposes” which, among other things, declares and confirms that such LifeWatch shareholder is not a resident of Israel and that such LifeWatch shareholder purchased the LifeWatch Shares on or after January 1, 2009 or other specified date, as shall be set forth in the Ruling, then the consideration payable to such LifeWatch shareholder who submits such declaration and meets the additional conditions and criteria set forth in the Ruling, would be exempt from Israeli backup withholding.

There can be no assurance that such a Ruling shall be issued by the ITA and the above does not constitute any representation or obligation as for obtaining or issuance of a Ruling. The ITA may determine other terms or additional terms and conditions for exemption for a LifeWatch shareholder. In the absence of a Ruling, or with respect to any LifeWatch shareholder that does not comply with or satisfy the terms of the Ruling, a LifeWatch shareholder would be subject to Israeli backup withholding unless such LifeWatch shareholder provides a specific certificate of exemption from withholding tax issued by the ITA that is applicable to the sale of LifeWatch Shares.

In accordance with the terms of the Ruling, the Israeli withholding tax would be implemented through the Israeli withholding agent.

THIS SECTION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR LIFEWATCH SHAREHOLDER. LIFEWATCH SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.

6.3                              U.S. Tax Consequences

U.S. holders of LifeWatch Shares should refer to the Annex (“Certain Material U.S. Federal Tax Considerations”) to this Offer Prospectus for information on the expected U.S. tax consequences of the Offer.

K.                                  APPLICABLE LAW AND JURISDICTION

The Offer, and all rights and obligations arising under or in connection with the Offer, shall be governed by, and construed in accordance with, Swiss law. The exclusive place of jurisdiction for all disputes arising out of or in connection with the Offer shall be the city of Zurich.

L.                                   INDICATIVE TIMETABLE

April 24, 2017	Publication of Offer Prospectus

April 25, 2017	Start of Cooling-Off Period

May 9, 2017*	End of Cooling-Off Period

May 10, 2017*	Start of Main Offer Period

May 23, 2017, 4:00 p.m. CEST* †	End of Main Offer Period

May 24, 2017* †	Provisional notice of the interim results of the Offer

May 30, 2017* †	Definitive notice of the interim results of the Offer

May 31, 2017* †	Start of the Additional Acceptance Period

June 14, 2017 4:00 p.m. CEST * †	End of the Additional Acceptance Period

June 15, 2017* †	Provisional notice of the end results of the Offer

June 20, 2017* †	Definitive notice of the end results of the Offer

June 28, 2017* †	Settlement Date of the Offer

* Subject to extension of the Cooling-Off Period by the TOB.

† The Offeror reserves the right to extend the Main Offer Period pursuant to Section B.7 (“Main Offer Period”) once or several times with the prior approval of the TOB, in which case the above dates will be deferred accordingly. In addition, the Offeror reserves the right to postpone the Settlement pursuant to Section B.9 (“Offer Conditions, Waiver of Offer Conditions and Period for which the Offer Conditions are in Force and Effect”).

M.                                ADDITIONAL INFORMATION

1.                                     Listing of BioTelemetry Common Stock

BioTelemetry Common Stock is listed on NASDAQ under the ticker symbol BEAT. BioTelemetry has no intentions to delist the BioTelemetry Common Stock from NASDAQ.

2.                                     Threshold for Disclosure of Shareholdings

As BioTelemetry is a U.S. company listed on NASDAQ, any person who acquires more than 5% of BioTelemetry Common Stock, or any security exchangeable into or convertible for BioTelemetry Common Stock, is required to make a disclosure statement of beneficial ownership by filing the appropriate documentation with the SEC.

3.                                     Threshold Values Triggering Obligation to Make a Tender Offer

As BioTelemetry is a U.S. company listed on NASDAQ, its stockholders are not subject to any requirement to make a mandatory tender offer upon exceeding a certain threshold of share ownership.

4.                                     Anti-Takeover Effects of BioTelemetry’s Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions of BioTelemetry’s certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of it. These provisions provide the following:

•                  BioTelemetry’s board of directors has the authority to issue preferred stock without stockholder approval with any rights or preferences the board determines;

•                  special meetings of stockholders may only be called by BioTelemetry’s board of directors, the chairman of the board of directors or the chief executive officer; and

•                  there is no cumulative voting in the election of directors.

As a Delaware corporation, BioTelemetry is also subject to Section 203 of the DGCL, which restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an interested stockholder unless: (1) the “business combination” or the transaction which caused the person or entity to become an interested stockholder is approved by the board prior to such business combination or transactions; (2) upon the completion of the transaction in which the person or entity becomes an “interested stockholder,” such interested stockholder holds at least 85% of the voting stock of the company not including (x) shares held by officers and directors and (y) shares held by employee benefit plans under certain circumstances; or (3) at or after the person or entity becomes an “interested stockholder,” the “business combination” is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by such interested stockholder. A Delaware corporation may elect not to be governed by Section 203 DGCL. BioTelemetry has not made such an election.

5.                                     Rights Connected with BioTelemetry Stock

5.1.1                    Common Stock

Dividends

Subject to applicable law and the rights, if any, of the holders of any series of preferred stock then outstanding, the holders of BioTelemetry Common Stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by BioTelemetry’s board of directors, from legally available funds.

Voting Rights

In general, the holders of BioTelemetry Common Stock are entitled to one vote per share for the election of directors and for other corporate purposes. BioTelemetry’s certificate of incorporation and/or bylaws also:

•                  permit stockholders to remove a director with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of voting stock;

•                  provide that a vacancy on its board of directors may be filled by a majority of the directors then in office;

•                  permit stockholders to take action only at an annual meeting, or a special meeting duly called by a majority of its board of directors, the chairman of its board of directors or its chief executive officer;

•                  require the affirmative vote of 66 2/3% of the voting power of the outstanding shares of voting stock to amend specified provisions of its certificate of incorporation and bylaws.

Under BioTelemetry’s bylaws, a quorum is present where a majority of the total number of shares issued and outstanding and entitled to vote at a meeting are present in person or represented by proxy. At a meeting where a quorum is present, directors are elected by a plurality of the votes of shares present in person or represented by proxy. Unless otherwise provided in BioTelemetry’s certificate of incorporation or bylaws or in accordance with applicable law, the affirmative vote of a majority of the shares present in person or represented by proxy is required for stockholder action on matters other than the election of directors. Voting rights for the election of directors or otherwise, if any, for any series of preferred stock, will be established by the board of directors when such series is designated. The holders of BioTelemetry Common Stock do not have cumulative voting rights.

No Other Rights

Holders of BioTelemetry Common Stock are not entitled to preemptive, redemption, subscription or conversion rights. The rights, preferences and privileges of holders of BioTelemetry Common Stock could be subject to, and may be adversely affected by, the rights of the holders of shares of any preferred stock, if any, which may be issued in the future.

5.1.2                    Preferred Stock

Subject to limitations prescribed by law, BioTelemetry’s board of directors is authorized at any time, without stockholder action, to:

•                  issue one or more series of preferred stock; and

•                  determine the number of shares in any series.

The BioTelemetry board of directors is authorized to determine, for each series of preferred stock, the following information:

•                  whether dividends on that series of preferred stock will be cumulative and, if so, from which date;

•                  the dividend rate;

•                  the dividend payment date or dates;

•                  the liquidation preference per share of that series of preferred stock, if any;

•                  any conversion provisions applicable to that series of preferred stock;

•                  any redemption or sinking fund provisions applicable to that series of preferred stock;

•                  the voting rights of that series of preferred stock, if any; and

•                  the terms of any other preferences or special rights applicable to that series of preferred stock.

6.                                     Transfer Restrictions

The BioTelemetry Common Stock is not subject to corporate transfer approval requirements. Please see “Offer Restrictions” above for a discussion of selling restrictions that are applicable to the BioTelemetry Common Stock.

7.                                     Board of Directors

The board of directors of BioTelemetry consist of the following members:

•	Kirk Gorman (Chairman)
•	Joseph H. Capper
•	Anthony J. Conti
•	Joseph A. Frick
•	Colin Hill
•	Rebecca Rimel
•	Robert J. Rubin, M.D.

Further information on the board of directors of BioTelemetry can be found under http://investors.cardionet.com/phoenix.zhtml?c=214891&p=irol-govboard_pf.

BioTelemetry’s certificate of incorporation provides that BioTelemetry’s board of directors be divided into three classes. Each class will be elected for a three-year term, and the term of each class will expire in succeeding years. It will, therefore, require elections in three consecutive years to re-elect or replace BioTelemetry’s entire board of directors.

The Offeror is a member-managed limited liability company. The sole member of the Offeror is BioTelemetry. The Offeror does not have any directors.

8.                                     Executive Management

The executive management of BioTelemetry consists of the following members:

•	Joseph H. Capper (President/CEO)
•	Heather Getz, CPA
•	Andy Broadway
•	Peter Ferola
•	George Hrenko
•	Dan Wisniewski

Further information on the executive management of BioTelemetry can be found under http://investors.cardionet.com/phoenix.zhtml?c=214891&p=irol-govmanage.

The Offeror is a member-managed limited liability company. The sole member of the Offeror is BioTelemetry. The Offeror does not have any executive management.

9.                                     Auditor

The auditor of BioTelemetry’s financial statements as of and for the year ended December 31, 2016 is Ernst & Young LLP, Philadelphia, Pennsylvania, United States of America.

N.                                   OFFER DOCUMENTATION

This Offer Prospectus may be obtained free of charge, in German, French and English, from Credit Suisse AG, Zurich (email: equity.prospectus@credit-suisse.com).

This Offer Prospectus and other information concerning the Offer are also available at https://www.gobio.com/.

ANNEX: CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences applicable to U.S. Holders (as defined below) that accept the Offer and receive cash and BioTelemetry Common Stock for their LifeWatch Shares. These discussions are not a complete analysis or listing of all of the possible tax consequences of the Offer and do not address all tax considerations that may be relevant to you. Special rules that are not discussed in the general descriptions below may also apply. In particular, the description of U.S. federal income tax consequences deals only with U.S. Holders that hold LifeWatch Shares as capital assets and that do not own individually, nor are treated as owning, directly or indirectly, 10% or more of the voting power of LifeWatch Shares outstanding (or after the Offer, 10% of BioTelemetry Common Stock outstanding). In addition, this description of U.S. federal income tax consequences does not address the tax treatment of special classes of U.S. Holders, such as banks and other financial institutions, tax-exempt entities, insurance companies, persons holding shares as part of a “straddle”, “hedge”, “integrated transaction”, or “conversion transaction”, persons holding shares through partnerships or other pass-through entities, U.S. expatriates, persons liable for alternative minimum tax, broker-dealers or traders in securities or currencies, holders whose “functional currency” is not the U.S. dollar, regulated investment companies, real estate investment trusts, traders in securities who have elected the mark-to-market method of accounting for their securities, foreign corporations, and non-resident alien individuals and other persons not subject to U.S. federal income tax on their worldwide income. This discussion is based on the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, judicial decisions, published rulings and administrative pronouncements as in effect on the date hereof, any of which may change, possibly with retroactive effect. There can be no assurance that the United States Internal Revenue Service (“IRS”) will not disagree with or will not challenge any of the conclusions reached and described herein.

For purposes of this section, you are a “U.S. Holder” if you are for U.S. federal income tax purposes: (i) an individual citizen of the United States or a resident alien citizen or the United States; (ii) a corporation (or other entity treated as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. Persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. Person.

If a partnership or other pass-through entity is a beneficial owner of LifeWatch Shares, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. Partners (or other owners) of a pass-through entity that exchanges LifeWatch Shares for cash and BioTelemetry Common Stock pursuant to the Offer, should consult their tax advisor.

This discussion assumes that LifeWatch is not a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, which LifeWatch believes to be the case. LifeWatch’s possible status as a PFIC must be determined annually and therefore may be subject to change. If LifeWatch were a PFIC, materially adverse consequences could result for U.S. Holders. This discussion does not generally address any aspects of United States taxation other than federal income taxation, is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice, and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder is made. U.S. Holders are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local tax laws of accepting the Offer.

Consequences of the Offer

The receipt of cash and BioTelemetry Common Stock in exchange for LifeWatch Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder’s adjusted tax basis (determined in U.S. dollars) in the shares exchanged in the Offer. Gain or loss must be calculated separately for each block of shares exchanged by a U.S. Holder. A U.S. Holder’s adjusted tax basis in each block of shares generally will be the cost to such U.S. Holder of such block of shares. Capital gains of individuals derived with respect to LifeWatch Shares held for more than one year at the time of the exchange may be eligible for preferential long-term capital gains rates, subject to the PFIC rules. The deductibility of capital losses is subject to limitations. Capital gain or loss realized by a U.S. Holder upon a disposition of shares will constitute income or loss from sources within the United States for foreign tax credit limitation purposes. The amount of any foreign currency a U.S. Holder receives will be translated into U.S. dollars for purposes of calculating the gain or loss described above using the exchange rate applicable on the date the foreign currency is received by the U.S. Holder, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to the U.S. dollar value of the foreign currency on the date of receipt, and any gain or loss realized on a subsequent conversion or other disposition will generally be treated as ordinary income or loss. A U.S. Holder should consult its own tax advisor regarding the United States federal income tax consequences of acquiring, holding and disposing of foreign currency.

Non-tendering U.S. Shareholders

As discussed above, if, as a result of the Offer, the Offeror holds more than 90% but not more than 98% of LifeWatch Shares, the Offeror intends to merge LifeWatch with a Swiss company (directly or indirectly controlled by the Offeror) in accordance with articles 8 para. 2 and 18 para. 5 of the Swiss Merger Act, whereby the remaining public shareholders of LifeWatch would be compensated (in cash or otherwise). For U.S. tax purposes, cash received for LifeWatch Shares in a squeeze-out, or any other transaction having the same or a similar effect, will generally be treated the same as cash and BioTelemetry Common Stock received as a result of the Offer.

Passive Foreign Investment Company Considerations

If LifeWatch is classified as a PFIC in any year, special, possibly materially adverse, consequences will result for U.S. Holders. A corporation organized outside the U.S. generally will be classified as a PFIC for U.S. federal income tax purposes in any taxable year in which either: (a) at least 75 percent of its gross income is “passive income” or (b) at least 50 percent of the average gross value of its assets is attributable to assets that produce “passive income” or are held for the production of “passive income” for the taxable year. “Passive income” for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. In determining whether it is a PFIC, a non-U.S. corporation is required to take into account a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25 percent interest. LifeWatch believes that it is not, and does not expect to become, a PFIC for U.S. federal income tax purposes for 2017. However, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question, and is determined annually (the average value of assets for each year being the average of the fair market values of the assets determined as of the end of each quarter). Consequently, although LifeWatch expects that LifeWatch’s mix of income and assets will enable LifeWatch to avoid PFIC status, LifeWatch cannot absolutely rule out the possibility that LifeWatch will be a PFIC for the current taxable year. If LifeWatch is classified as a PFIC in any year of U.S. Holder’s holding period, then LifeWatch generally will continue to be treated as a PFIC for such U.S. Holder in all succeeding years, regardless of whether LifeWatch continues to meet the income or asset test described above. U.S. Holders are urged to consult their own tax advisers regarding the possible applicability of the PFIC rules and the consequences of PFIC status.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the BioTelemetry Common Stock and net gains recognized on the disposition of the LifeWatch Shares or BioTelemetry Common Stock (including in connection with an exchange made pursuant to the Offer).  U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax.

United States Backup Withholding

Payments of sales proceeds that are paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and to backup withholding (currently at a rate of 28%) unless the U.S. Holder: is a corporation or other exempt recipient, or in the case of backup withholding, provides a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding.

Any amount withheld under these rules will be creditable against the U.S. Holder’s U.S. federal income tax liability or refundable to the extent that it exceeds such liability if the U.S. Holder provides the required information to the IRS. If a U.S. Holder is required to and does not provide a correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS. All U.S. Holders should consult their tax advisors as to their qualification for the exemption from backup withholding and the procedure for obtaining an exemption. U.S. Holders should provide a W-9 to Offeror or its agent (in accordance with the instructions set out in the acceptance form). If a U.S. Holder will be delivering an acceptance form to a non-U.S. financial intermediary that will be making a payment directly to such U.S. Holder and such non-U.S. financial intermediary is not required to comply with U.S. backup withholding rules, the non-U.S. financial intermediary may not be required to receive a Form W-9. In that case, a U.S. Holder should contact its own tax advisors and/or such non-U.S. financial intermediary regarding these requirements.

Non-U.S. Holders

The following describes the material U.S. federal income tax considerations relating to the ownership and disposition of BioTelemetry Common Stock by a non-U.S. Holder upon consummation of the Offer. For purposes of this discussion, a non-U.S. Holder means a beneficial owner of BioTelemetry Common Stock that is, for U.S. federal income tax purposes:

•                  nonresident alien individual,

•                  a foreign corporation, or

•                  a foreign estate or trust.

Dividends

In the event that BioTelemetry makes a distribution of cash or property with respect to BioTelemetry Common Stock, any such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent paid from BioTelemetry’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends paid to a non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide to BioTelemetry an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) certifying its entitlement to benefits under the treaty.

If a non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty, the non-U.S. Holder may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If the amount of a distribution paid by BioTelemetry with respect to a share of BioTelemetry Common Stock to a non-U.S. Holder exceeds BioTelemetry ‘s current and accumulated earnings and profits, under U.S. tax principles such excess is generally treated first as a tax-free return of capital to the extent of the non-U.S. Holder’s adjusted tax basis in such share, and thereafter as capital gain from a sale or other disposition of such share that is taxed as described below under the heading “—Sale or Other Disposition of BioTelemetry Common Stock.” However, BioTelemetry does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each non-U.S. Holder should therefore assume that any distribution by BioTelemetry with respect to the BioTelemetry Common Stock will constitute ordinary dividend income.

Sale or Other Disposition of BioTelemetry Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of BioTelemetry Common Stock unless:

(i)                  the non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and other requirements are met,

(ii)               the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States, subject to an applicable treaty providing otherwise (in this case, the gain will be subject to U.S. tax on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) may also apply), or

(iii)            BioTelemetry is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, and either (A) the BioTelemetry Common Stock has ceased to be regularly traded on an established securities market or (B) the non-U.S. Holder has owned or is deemed to have owned, at any time within the five- year period preceding the disposition or the non-U.S. Holder’s holding period, whichever period is shorter, more than 5% of BioTelemetry’s common stock.

BioTelemetry has not been and is not, and BioTelemetry does not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes. However, the determination of whether a corporation is a U.S. real property holding corporation is primarily factual and there can be no assurance whether such facts will not change or whether the IRS or a court will agree with our determination.

Information Reporting Requirements and United States Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of BioTelemetry Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Withholding on Payments to Certain Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) generally will impose withholding at a 30% rate on dividends paid on BioTelemetry Common Stock and on the gross proceeds from the sale or other disposition of BioTelemetry Common Stock to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meet certain other specified requirements or (ii) a non-financial foreign entity unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA to their ownership and disposition of BioTelemetry Common Stock.

THIS SECTION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR LIFEWATCH SHAREHOLDER. LIFEWATCH SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE DESCRIBED TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES.